As filed with the Securities and Exchange Commission on June 29, 2022

Registration No.  333-260951

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 4 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LONGDUODUO COMPANY LIMITED

(Exact name of Registrant as specified in its charter)

Nevada	8000	37-2018431
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

LONGDUODUO COMPANY LIMITED

419, Floor 4, Comprehensive Building,

Second Light Hospital, Ordos Street,

Yuquan District, Hohhot,

Inner Mongolia, China

Office: +86 (0472) 510 4980

(Address, including zip code, and telephone number, including area code,

of Registrant’s principal executive offices)

Incorp Services, Inc.

3773 Howard Hughes PKWY Ste 500S

Las Vegas, NV 89169-6014, USA

Office: (800) 246 2677

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with a copy to:

Chen-Drake Law

8491 Sunset Boulevard, Suite 368

West Hollywood, CA 90069

310-358-0104 (o) | 888-896-7763

E-mail: chendrakelaw@gmail.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be amended. The Issuer may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JUNE 29, 2022

PRELIMINARY PROSPECTUS

LONGDUODUO COMPANY LIMITED

146,079,853 SHARES OF COMMON STOCK

OFFERING PRICE $1.00 PER SHARE

This prospectus relates to the resale and other disposition from time to time of up to 146,079,853 shares of Longduoduo’s common stock by the selling shareholders identified in the section entitled “Selling Shareholders” on page 46. Longduoduo issued all of the 146,079,853 shares in private placement transactions completed prior to the filing of the registration statement containing this prospectus.

The shares included in this prospectus may be re-offered and sold directly by the selling shareholders in accordance with one or more of the methods described in the plan of distribution, which begins on page 44 of this prospectus. Longduoduo Company Limited is not selling any shares of Longduoduo’s common stock in this offering and therefore, Longduoduo will not receive any proceeds from the sales by the selling shareholders. The selling shareholders will offer and sell common stock at a fixed price of $1.00 per share until our common stock is quoted on the OTCQB, at which time the selling shareholders may sell the common stock at prevailing market prices or in privately negotiated transactions.

This is an initial public offering of our common stock. There is not currently, and there has never been, any public market for Longduoduo’s common stock. Longduoduo’s common stock is not currently eligible for trading on any national securities exchange, NASDAQ or any over-the-counter market, including an OTC Market Group quotation system such as the OTCQB, and we cannot assure you that our common stock will become eligible for trading. We intend to arrange for a registered broker-dealer to apply for permission to post a quotation for our stock, and we intend to then apply to have Longduoduo’s common stock quoted on the OTCQB system of the OTC Market Group. However, no assurance can be given that our common stock will be quoted on the OTCQB or any other quotation service.

Longduoduo is not a Chinese operating company but a Nevada holding company with all of its operations conducted through Longduoduo’s subsidiaries based in China and Hong Kong. Investors of Longduoduo’s common stock should be aware that they may never directly hold equity interests in the Chinese or Hong Kong operating entities, but rather are purchasing equity solely in Longduoduo Company Limited, our Nevada holding company, which does not directly own substantially all of our business in China conducted by Longduoduo’s subsidiaries. This structure presents unique risks as our investors may never directly hold equity interests in our Chinese or Hong Kong subsidiaries and will be dependent upon contributions from Longduoduo’s subsidiaries to finance our cash flow needs. Our ability to obtain contributions from Longduoduo’s subsidiaries are significantly affected by regulations promulgated by PRC authorities. Chinese regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of our securities, including that it could cause the value of our securities to significantly decline or become worthless. Any change in the interpretation of existing rules and regulations or the promulgation of new rules and regulations may materially affect our operations and or the value of our securities, including causing the value of our securities to significantly decline or become worthless. For a detailed description of the risks facing Longduoduo associated with our structure, please refer to “Risk Factors - Risks Relating to Doing Business in the PRC.”

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges or in the over the counter trading market in the U.S. if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. Furthermore, on December 16, 2021, PCAOB issued a report on its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions. The PCAOB made these determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the Holding Foreign Companies Accountable Act (the “HFCAA”). If the PCAOB is unable to inspect or investigate completely a registered public accounting firm headquartered in mainland China or Hong Kong because of a position taken by one or more authorities in mainland China or Hong Kong, investors are deprived of the benefits of such PCAOB inspections, which could cause investors to lose confidence in audit procedures and the quality of financial statements. In addition, under the HFCAA, a company’s securities may be prohibited from trading on the U.S. stock exchanges or in the over the counter trading market in the U.S. if its auditor is not inspected by the PCAOB, and this ultimately could result in a company’s common stock being delisted.

The audit report included in this prospectus, and our annual report on Form 10-K for the year ended June 30, 2021, incorporated by reference was issued by KCCW Accountancy Corp. (“KCCW CPA”), a U.S.-based accounting firm that is registered with the PCAOB and can be inspected by the PCAOB. We have no intention of dismissing KCCW CPA in the future or of engaging any auditor not based in the U.S. and not subject to regular inspection by the PCAOB. There is no guarantee, however, that any future auditor engaged by the Company would remain subject to full PCAOB inspection during the entire term of our engagement. If we do not engage an auditor that is subject to regular inspection by the PCAOB, our common stock may be delisted.

Throughout this prospectus, unless the context indicates otherwise, references to “Longduoduo” refer to Longduoduo Company Limited, a Nevada holding company, together as a group with Longduoduo’s subsidiaries, including our operating company subsidiaries.

Longduoduo Company Limited is a Nevada holding company with no operations of its own. We conduct our operations in China primarily through our subsidiaries in China. We may rely on dividends to be paid by our PRC subsidiaries to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. In order for us to pay dividends to our shareholders, we will rely on payments made from our PRC subsidiaries to Longduoduo HK. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. If we or our subsidiaries are unable to receive all of the revenues from our operations, we may be unable to pay dividends on our common stock.

Longduoduo Company Limited

Longduoduo is permitted under the Nevada laws to provide funding to its subsidiaries in Hong Kong and PRC through loans or capital contributions without restrictions on the amount of the funds, subject to satisfaction of applicable government registration, approval and filing requirements. Subject to the Nevada Revised Statutes and our bylaws, our board of directors may authorize and declare a dividend to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due. There is no further Nevada statutory restriction on the amount of funds which may be distributed by us by dividend.

Cash dividends, if any, on our common stock will be paid in U.S. dollars. As of the date of this prospectus, Longduoduo have not made any transfers, dividends or distributions to the U.S. investors. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

Hong Kong and PRC Subsidiaries

Longduoduo’s subsidiary in Hong Kong is also permitted under the laws of Hong Kong to provide funding to Longduoduo Company Limited, a Nevada corporation, through dividend distribution without restrictions on the amount of the funds. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. The laws and regulations of Hong Kong do not currently have any material impact on transfer of cash from Longduoduo Company Limited to Longduoduo HK or from Longduoduo HK to Longduoduo. There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong or across borders and to U.S investors. As of the date of this prospectus, our Hong Kong subsidiary has not made any transfers or distributions.

Current PRC regulations permit Longduoduo’s PRC subsidiaries to pay dividends to Longduoduo and its Hong Kong subsidiary only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%. Certain payments from our PRC subsidiaries to Longduoduo HK are subject to PRC taxes. As of the date of this prospectus, our PRC subsidiaries have not made any transfers or distributions.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC entity. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including, without limitation, that (a) the Hong Kong entity must be the beneficial owner of the relevant dividends; and (b) the Hong Kong entity must directly hold no less than 25% share ownership in the PRC entity during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Longduoduo HK. As of the date of this prospectus, our PRC subsidiary currently does not have plan to declare and pay dividends to Longduoduo HK and we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Longduoduo HK intends to apply for the tax resident certificate when our PRC subsidiary plans to declare and pay dividends to Longduoduo HK. When our PRC subsidiary plans to declare and pay dividends to Longduoduo HK and when we intend to apply for the tax resident certificate from the relevant Hong Kong tax authority, we plan to inform the investors through SEC filings, such as a current report on Form 8-K, prior to such actions.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC through the Administrative Regulations of the PRC on Foreign Exchange (the “Foreign Exchange Regulations”), and the Notice of State Administration of Foreign Exchange on Promulgation of the Provisions on Foreign Exchange Control on Direct Investments in China by Foreign Investors promulgated by the SAFE, or the Notice. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. The Foreign Exchange Regulations will present a barrier to currency transactions between our U.S. parent company and our Chinese operating subsidiary. If we raise funds in the U.S. dollars for the purpose of funding our operations in China, we will be required to obtain SAFE approval of the conversion of the dollars into Renminbi, which could be denied.

Longduoduo is an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act. As such, Longduoduo will be subject to reduced public company reporting requirements.

There may be prominent risks associated with our operations being in Hong Kong and China. For example, as a U.S.-listed Hong Kong/PRC public company, we may face heightened scrutiny, criticism and negative publicity, which could result in a material change in our operations and the value of Longduoduo’s common stock. It could also significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Additionally, changes in Chinese internal regulatory mandates, such as the M&A rules, Anti-Monopoly Law, and the soon to be effective Data Security Law, may target the Company’s corporate structure and impact our ability to conduct business in Hong Kong and China, accept foreign investments, or list on an U.S. or other foreign exchange. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement, The business of our subsidiaries until now are not subject to cybersecurity review with the Cyberspace Administration of China, or CAC, given that: (i) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities; (ii) we do not possess a large amount of personal information in our business operations. In addition, we are not subject to merger control review by China’s anti-monopoly enforcement agency due to the level of our revenues which provided from us and audited by our auditor and the fact that we currently do not expect to propose or implement any acquisition of control of, or decisive influence over, any company with revenues within China of more than RMB400 million. Currently, these statements and regulatory actions have had no impact on our daily business operations, the ability to accept foreign investments and list our securities on an U.S. or other foreign exchange. However, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list our securities on an U.S. or other foreign exchange. For a description of relevant PRC-related risks to this offering, see “Risk Factors - Risks Relating to Doing Business in the PRC” and “Risk Factors - Risks Related to Our Common Stock and this Offering.”

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 12 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ____, 2022

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on behalf of Longduoduo Company Limited that is different from that contained in this prospectus. You should not rely on any unauthorized information or representation.

This prospectus is an offer to sell only the securities offered by this prospectus under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sales of these securities. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities.

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the “Risk Factors” beginning on page 12. All references to “we,” “us,” “our,” “Company” or similar terms used in this prospectus refer to Longduoduo Company Limited and its consolidated subsidiaries. Unless otherwise indicated, the term “fiscal year” refers to our fiscal year ending June 30. Unless otherwise indicated, the term “common stock” refers to shares of Longduoduo’s common stock.

Our Corporate Structure

LONGDUODUO COMPANY LIMITED (“Longduoduo”) was incorporated in the State of Nevada on October 25, 2021. Longduoduo’s principal corporate address is 419, Floor 4, Comprehensive Building, Second Light Hospital, Ordos Street, Yuquan District, Hohhot, Inner Mongolia, China, 010000. Our telephone number is +86 (0472) 510 4980. Our registered agent for service of process is Incorp Services, Inc., 3773 Howard Hughes Pkwy, Suite 500S, Las Vegas Nevada 89169-6014. Our website address is www.longduoduo.net. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. You should not rely on any such information in making your decision whether to purchase our common stock.

Longduoduo Company Limited is a holding company incorporated in the state of Nevada (“Longduoduo”). As a holding company with no material operations of our own, we conduct a substantial majority of our operations through our subsidiaries established in China. Investors in our common stock should be aware that they may never directly hold equity interests in the Chinese operating entities, but rather purchasing equity solely in Longduoduo Company Limited, our Nevada holding company, which does not directly own substantially all of our business in China conducted by our subsidiaries. Longduoduo’s common stock offered in this offering are shares of our U.S. holding company instead of shares of our subsidiaries in China. Because of our corporate structure, we as well as the investors are subject to unique risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of preventative healthcare companies. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. We may also subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission (“CSRC”) if we fail to comply with their rules and regulations.

Our Hong Kong and PRC subsidiaries are not required to obtain permission from the Chinese authorities including the China Securities Regulatory Commission, or CSRC, or Cybersecurity Administration Committee, or CAC, to operate or to issue securities to foreign investors. In making this determination, we relied on the legal opinion of Beijing Dentons Law Offices, LLP, a copy of which is attached as Exhibit 5 hereof. However, in light of the recent statements and regulatory actions by the PRC government, such as those related to Hong Kong’s national security, variable interest entities, the promulgation of regulations prohibiting foreign ownership of Chinese companies operating in certain industries, which are constantly evolving, and anti-monopoly concerns, we may be subject to the risks of uncertainty of any future actions of the PRC government in this regard including the risk that we inadvertently conclude that such approvals are not required, that applicable laws, regulations or interpretations change such that we are required to obtain approvals in the future (such as the recently issued Administration of Overseas Offering and Listing by Domestic Companies (Draft for Comments) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), or that the PRC government could disallow our holding company structure, which would likely result in a material change in our operations, including our ability to continue our existing holding company structure, carry on our current business, accept foreign investments, and offer or continue to offer securities to our investors. These adverse actions could value the value of our common stock to significantly decline or become worthless. We may also be subject to penalties and sanctions imposed by the PRC regulatory agencies, including the Chinese Securities Regulatory Commission, if we fail to comply with such rules and regulations, which would likely adversely affect the ability of Longduoduo’s securities to continue to trade on the Over-the-Counter Bulletin Board, which would likely cause the value of our securities to significantly decline or become worthless.

There may be prominent risks associated with our operations being in Hong Kong and China. For example, as a U.S.-listed Hong Kong/PRC public company, we may face heightened scrutiny, criticism and negative publicity, which could result in a material change in our operations and the value of our common stock. It could also significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Additionally, changes in Chinese internal regulatory mandates, such as the M&A rules, Anti-Monopoly Law, and the soon to be effective Data Security Law, may target the Company’s corporate structure and impact our ability to conduct business in Hong Kong and China, accept foreign investments, or list on an U.S. or other foreign exchange. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement, The business of our subsidiaries until now are not subject to cybersecurity review with the Cyberspace Administration of China, or CAC, given that: (i) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities; (ii) we do not possess a large amount of personal information in our business operations. In addition, we are not subject to merger control review by China’s anti-monopoly enforcement agency due to the level of our revenues which provided from us and audited by our auditor and the fact that we currently do not expect to propose or implement any acquisition of control of, or decisive influence over, any company with revenues within China of more than RMB400 million. Currently, these statements and regulatory actions have had no impact on our daily business operations, the ability to accept foreign investments and list our securities on an U.S. or other foreign exchange. However, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list our securities on an U.S. or other foreign exchange. For a description of relevant PRC-related risks to this offering, see “Risk Factors - Risks Relating to Doing Business in the PRC” and “Risk Factors - Risks Related to Our Common Stock and this Offering.”

Longduoduo through its operating subsidiaries, which are headquartered in Hohhot, Ordos, Baotou and Ulanqab of China, is engaged in the business of providing comprehensive and high-quality preventive healthcare solutions. Through third-party healthcare service providers, we provide a wide range of comprehensive preventive healthcare services including disease screening, healthcare treatments, healthcare products and other services. The Company mainly focus on prevention to myocardial infarction, cerebral infarction, hemiplegia, and cardiovascular and cerebrovascular diseases. Our customers are primarily individual customers who introduced by our customers and sales agents. Longduoduo currently has 62 full-time employees.

The following chart describes our current corporate structure:

Longduoduo Company Limited (Hong Kong) (“Longduoduo HK”), was established on July 26, 2021 under the laws of Hong Kong. On October 26, 2021, Longduoduo issued 300,000,000 shares of its common stock to the original shareholders of Longduoduo HK, in exchange for 100% of the outstanding shares of Longduoduo HK (the “Share Exchange”).

Longduoduo Health Technology Company Limited (“Longduoduo Health Technology”), a privately held Limited Company, registered in Inner Mongolia, China on August 20, 2020. On August 16, 2021, Longduoduo HK acquired 100% of Longduoduo Health Technology from the original shareholders of Longduoduo Health Technology.

Inner Mongolia Qingguo Health Consulting Company Limited (“Qingguo”), a privately held Limited Company, registered in Inner Mongolia, China on June 18, 2020. On September 8, 2020, Longduoduo Health Technology acquired 90% of Qingguo from the original shareholders of Qingguo.

Inner Mongolia Rongbin Health Consulting Company Limited (“Rongbin”), a privately held Limited Company, registered in Inner Mongolia, China on March 18, 2021. Longduoduo Health Technology has controlled 80% of Rongbin since inception.

Inner Mongolia Chengheng Health Consulting Company Limited (“Chengheng”), a privately held Limited Company, registered in Inner Mongolia, China on April 9, 2021. Longduoduo Health Technology has controlled 80% of Chengheng since inception.

Inner Mongolia Tianju Health Consulting Company Limited (“Tianju”), a privately held Limited Company registered in Inner Mongolia, China on July 5, 2021. Longduoduo Health Technology has controlled 51% of Tianju since inception.

The transactions summarized above are treated in our financial statements as a corporate restructuring (reorganization) of entities under common control, as each of the seven entities have at all times been under the control of Mr. Zhang Liang. Therefore, in accordance with ASC 805-50-45-5, the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and the entities under common control are presented on a combined basis for all periods. Since all of the subsidiaries were under common control for all periods presented, the results of these subsidiaries are included in the Company’s financial statements for all periods.

Our Business

Our operating subsidiaries, Longduoduo Health Technology, Qingguo, Rongbin, Chengheng and Tianju, through third-party healthcare service providers, provide comprehensive and high-quality preventive healthcare solutions including a wide range of comprehensive preventive healthcare services, including disease screening, healthcare treatments, healthcare products and other services. The Company mainly focuses on prevention to myocardial infarction, cerebral infarction, hemiplegia, and cardiovascular and cerebrovascular diseases.

Our operating subsidiaries cooperate with our third-party healthcare service providers such as hospitals to serve customers located in Hohhot, Ordos, Baotou and Ulanqab of China. We believe that by building a network of third-party healthcare service providers, product suppliers and our sales agents, we can offer a broader array of products and services to potential customers. Working with our third-party healthcare service providers, the Company provides preventive healthcare solutions including the below:

●	Meridian-regulating and Consciousness-restoring Iatrotechnics- a traditional Chinese medicine treatment that is anti-thrombotic to prevent and treat cardiovascular and cerebrovascular diseases.

●	Double Blood Purification – treatment for cardiovascular and cerebrovascular diseases that involves the removal of pathogens and toxins from the blood through physical means such as filtration.

●	Immunological Ozonated Autohemotherapy; the Third-generation Ozone Therapy Device – Autologous Blood Immunotherapy - prevention and treatment of cardiovascular and cerebrovascular diseases relying on the use of an ozone therapy device to remove pathogens and toxins from the blood.

●	PRP (platelet-rich plasma) – prevention and treatment of joint inflammation and injury through the use of platelet rich plasma.

●	Relaxation therapy - a traditional Chinese medicine treatment that is used to treat joint function limitation caused by soft tissue adhesion such as periarthritis of shoulder

●	Vegetative Nerve Regulation - a treatment to treat Neck, shoulder, back and leg pain

●	Microwave Therapy – through the use of specific equipment, heat is provided deep into the skin to reduce inflammation, detumescence, relieve pain and improve tissue blood circulation, prevent and cure lumbar muscle strain, arthritis, periarthritis of shoulder and other diseases.

All medical services above are provided by our healthcare service providers that are licensed medical institutions such as hospitals or medical clinics. These medical services are provided directly to our customer by our healthcare service providers, and our healthcare service providers bear the risk in medical procedures.

Our operating subsidiaries have contracted with six third-party healthcare service providers. The contracts are set out below:

●	Leasing and Cooperation Agreement, dated March 26, 2021 and expires on March 31, 2026, by and between Inner Mongolia Qinguo Health Consulting Co., Ltd. and Hohhot Aihua Traditional Chinese Medicine Hospital, which located in Hohhot. Under the terms of this agreement, Hohhot Aihua Traditional Chinese Medicine Hospital offers services such as “Immunological Ozonated Autohemotherapy”, “Meridian-regulating and Consciousness-restoring Iatrotechnics”, “PRP”, “Relaxation therapy”, “Vegetative Nerve Regulation (anterior)” and other conventional therapies.

●	Leasing and Cooperation Agreement, dated October 15, 2020 and expires on October 15, 2025, by and between Longduoduo Health Technology Co., Ltd and Batou Jinshi Zhongyi Nephropathy Hospital, which located in Baotou. Under the terms of this agreement, Batou Jinshi Zhongyi Nephropathy Hospital offers services such as “Meridian-regulating and Consciousness-restoring Iatrotechnics”, “Double Blood Purification” and “Immunological Ozonated Autohemotherapy” etc.

●	Cooperation Agreement, dated May 29, 2021 and expires on May 28, 2026, by and between Inner Mongolia Chengheng Health Consulting Co., Ltd and Zhongyi Hospital Branch of Inner Mongolia Jiuzun Health Examination Co., Ltd, which located in Ordos. Under the terms of this agreement, Zhongyi Hospital Branch of Inner Mongolia Jiuzun Health Examination Co., Ltd offers services such as “the Third-generation Ozone Therapy Device – Autologous Blood Immunotherapy” etc.

●	Leasing and Cooperation Agreement, dated June 20, 2021 and expires on June 19, 2022, by and between Longduoduo Health Technology Co., Ltd and Ulanqab Mengzhong Rehabilitation TCM Hospital Co., Ltd, which located in Ulanqab. Under the terms of this agreement, Ulanqab Mengzhong Rehabilitation TCM Hospital Co., Ltd offers services such as “Immunological Ozonated Autohemotherapy”, “Meridian-regulating and Consciousness-restoring Iatrotechnics”, “PRP”, “Relaxation therapy”, “Vegetative Nerve Regulation” and other conventional therapies.

●	Cooperation Contract for Microwave Therapy, dated March 28, 2021 and expires on March 28, 2024, by and between Inner Mongolia Rongbin Health Consulting Co., Ltd and Wu Yumei, which located in Baotou. Under the terms of this agreement, Wu Yumei offers services such as “Microwave Therapy”.

●	Cooperation Agreement, dated September 5, 2021 and expires on September 4, 2026, by and between Longduoduo Health Technology Co., Ltd and Ordos Xinhai Yihecheng Mengzhongyi Hospital, which located in Ordos. Under the terms of this agreement, Ordos Xinhai Yihecheng Mengzhongyi Hospital offers services such as “Immunological Ozonated Autohemotherapy”, “2000ml Immunological Ozonated Autohemotherapy” and “Meridian-regulating and Consciousness-restoring Iatrotechnics” etc.

Our operating subsidiaries pay service fees to these third-party healthcare service providers based on the number of health products, medical examinations and the services they provide for our customers. We carefully select our third-party healthcare service provider based on our internal assessment of the quality of the provider’s institution and staff. The company assess the third-party healthcare service providers and chose future third-party healthcare service providers that fits our business as following points:

●	Services-whether service providers provide the required or complementary services, the venue & qualifications for the cooperation programs as well as the management of medical quality & safety, medical staff, medicines and consumables etc;

●	Location- whether the venue is convenient for our customers.

●	Price- whether the medical examination and treatment price is acceptable.

●	Reputation-whether the providers have a good reputation.

●	Equipment-whether the provider possess advanced medical equipment.

In the long run, by leveraging our growing network of medical centers, large and loyal customer base, established demographic and disease information database, we plan to expand the scope of our service offerings to include other healthcare services and ultimately establish our company as a leading health management service provider in China. We intend to achieve our goal by implementing the following strategies:

●	further expanding our product offerings; and

●	continue to expand our network coverage nationwide; and

●	further upgrade our service standards to enhance the customer experience.

The successful execution of our business plan is subject to risks and uncertainties related to our business and industry, including those relating to our ability to:

●	maintain and enhance the recognition and reputation of our Longduoduo brand;

●	compete effectively;

●	manage our growth or execute our strategies effectively;

●	provide superior customer experience and offer services at attractive prices to meet customer needs and preferences;

●	manage and expand our relationships with suppliers and third-party service provider;

●	secure and retain the services of qualified personnel.

We face significant competition from two main types of competitors: the medical examination departments of major public hospitals and private medical examination companies. Some of our current or future competitors may have longer operating histories, greater brand recognition, better supplier relationships, larger customer bases or greater financial, technical or marketing resources than we do. There is no assurance that we will be able to successfully compete against these larger and better funded competitors.

Our performance will be largely dependent on the talents and efforts of highly skilled individuals. Future success depends on our continuing ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization. Competition for such qualified employees is intense. If we do not succeed in attracting excellent personnel or in retaining or motivating them, we may be unable to grow effectively.

We rely on our third-party healthcare service providers to provide services to our customers under cooperation arrangements with us. We require and expect these third-party healthcare service providers to possess the licenses and qualifications that are required for their operations and to adhere to certain performance standards both in terms of customer service and the quality of the medical care that they provide. We generally do not have control over the quality of service or medical care that these third-parties provide. They may not at all times possess the permits or qualifications required by laws and regulations or may fail to meet other regulatory requirements for their operations. In addition, they may engage in conduct which our customers find unacceptable, including providing poor service, mishandling sensitive personal healthcare information and committing medical malpractice.

Risk Factor Summary

Investing in our common stock involves a high degree of risk. Below is a summary of material factors that make an investment in our common stock speculative or risky. Importantly, this summary does not address all of the risks that we face. Please refer to the information contained in and incorporated by reference under the heading “Risk Factors” on page 12 of this prospectus and under similar headings in the other documents that are filed with the SEC, and incorporated by reference into this prospectus and any accompanying prospectus supplement for additional discussion of the risks summarized in this risk factor summary as well as other risks that we face. These risks include, but are not limited to, the following:

Risks Relating to Our Business and Our Financial Condition

●	We rely on our third-party healthcare service providers to provide services to our customers under cooperation arrangements with us. We generally do not have control over the quality of service or medical care that these third-parties provide. If we are unable to ensure that these providers provide quality services, our business may be materially and adversely affected. Please see “Risks Related to Our Business - We rely on third party providers to provide our offered services and could be liable and suffer reputational harm if a third-party service provider provides inferior service or harms a customer, which may have a material adverse effect on our business, financial condition, results of operations and prospects.”

●	Any actual or perceived security or privacy breach or a breach of laws or regulations relating to privacy, data protection or the protection or transfer of personal data could interrupt our operations, harm our brand and adversely affect our reputation, business, financial condition and results of operations. Please see “Risks Related to Our Business - A computer system failure, security breach or a breach of data privacy or security obligations may disrupt our business, damage our reputation and adversely affect our results of operations, financial condition and cash flows.”

●	Key employees are essential to expanding our business. Please see “Risks Related to our Management - If we are unable to hire, retain or motivate qualified personnel, consultants, independent contractors, and advisors, we may not be able to grow effectively.”

●	Additional capital, if needed, may not be available on acceptable terms, if at all, and any additional financing may be on terms adverse to your interests. Please see “Risks Related to Our Business - Additional capital, if needed, may not be available on acceptable terms, if at all, and any additional financing may be on terms adverse to your interests.”

●	We face increased competition as the barrier to entry the industry is relatively low and some of our competitors have significantly greater financial and marketing resources than we do. “Risks Related to Our Business - We operate in a competitive environment and competing facilities and services could harm our business, financial condition, results of operations and prospects.”

●	Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could prevent us from producing reliable financial reports or identifying fraud. In addition, shareholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price. Please see “Risks Related to our Management - Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.”

Risks Relating to Doing Business in China

●	Adverse changes in economic and political policies of the PRC government could have a material and adverse effect on overall economic growth in China, which could materially and adversely affect our business. Please see “Risks Related to Doing Business in the PRC - Changes in the policies of the PRC government could have an adverse effect on our business.”

●	We are a holding company with operations conducted through our wholly owned subsidiaries based in Hong Kong and mainland China, that are Longduoduo HK, Longduoduo Health Technology, Qingguo, Rongbin, Chengheng and Tianju. This structure presents unique risks as our investors may never directly hold equity interests in our Hong Kong and mainland China subsidiaries and will be dependent upon contributions from our subsidiaries to finance our cash flow needs. Any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct business. We do not anticipate paying dividends in the foreseeable future; you should not buy our stock if you expect dividends. Please see “Risks Related to Doing Business in the PRC - Governmental control of currency conversion may affect the value of your investment.” And “Risks Relating to Our Common Stock and this Offering - We are unlikely to pay cash dividends in the foreseeable future.”

●	We are subject to risks arising from the legal system in Hong Kong and China, including risks and uncertainties regarding the enforcement of laws and that rules and regulations in Hong Kong and China can change quickly with little or no advance notice. Please see “Risks Related to Doing Business in the PRC - Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us.

●	The Chinese government exerts substantial influence over, and can intervene at any time with little to no advanced notice in, the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges. However, if our subsidiaries or the holding company were required to obtain approval in the future, or we erroneously conclude that approvals were not required, or we were denied permission from Chinese authorities to operate or to list on U.S. exchanges, we will not be able to continue listing on a U.S. exchange and the value of our common stock would likely significantly decline or become worthless, which would materially affect the interest of the investors. Please see “Risks Related to Doing Business in the PRC - The Chinese government may intervene in or influence our operations at any time, which could result in a material change in our operations and significantly and adversely impact the value of our common stock.” and “The Chinese government can take regulatory actions and statements to regulate business operations in China with little to no advance notice at any time, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Rules and regulations and the enforcement or interpretation thereof in China can also change with little to no advance notice, and actions related to oversight and control over offerings that are conducted overseas in our China based entities could cause the value of Longduoduo’s securities to significantly decline or be worthless.”

●	There is a risk that the Chinese government may intervene or influence our operations at any time, or exert more control over offerings conducted overseas and/or foreign investment in China-based issuers over time over PRC and Hong Kong based subsidiaries, which could result in a material change in our operations and/or the value of our securities. The Chinese government can also take regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Also, given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers would likely significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Please see “Risks Related to Doing Business in the PRC - The Chinese government may intervene in or influence our operations at any time, which could result in a material change in our operations and significantly and adversely impact the value of our common stock.” and “The Chinese government can take regulatory actions and statements to regulate business operations in China with little to no advance notice at any time, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Rules and regulations and the enforcement or interpretation thereof in China can also change with little to no advance notice, and actions related to oversight and control over offerings that are conducted overseas in our China based entities could cause the value of Longduoduo’s securities to significantly decline or be worthless.”

●	While we currently are not required to obtain the approval of the PRC government for this offering, there is a risk that we may be required to obtain such approval if the Administration of Overseas Offering and Listing by Domestic Companies (Draft for Comments) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) are declared effective in their current form. Further, if such drafts are adopted in its current form, we may be required to obtain the approval of the PRC government may be required for a business combination, the issuance of our common stock upon exercise of the rights, or maintaining our status as a publicly listed company outside China. We may face approval delays, adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may delay a potential business combination, impose fines and penalties, limit our acquisitions and operations of a target business in China, or take other actions that could materially adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our units, common stock and rights. Please see “Risks Related to Doing Business in the PRC - If the Administration of Overseas Offering and Listing by Domestic Companies (Draft for Comments) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) are adopted in their current form, we may be required to obtain the approval of the PRC government for this offering, a business combination, the issuance of our common stock upon exercise of the rights, or maintaining our status as a publicly listed company outside China.”

●	Governmental control of currency conversion and the remittance of currencies out of the PRC may limit our ability to transfer cash into and out of China. As a result, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. The Foreign Exchange Regulations will present a barrier to currency transactions between our U.S. parent company and our Chinese operating subsidiary. If we raise funds in the U.S. dollars for the purpose of funding our operations in China, we will be required to obtain SAFE approval of the conversion of the dollars into Renminbi, which could be denied. These controls may limit our ability to finance our cash requirements, service debt or make dividend or other distributions to our shareholders, which may affect the value of your investment. Please see “Risks Related to Doing Business in the PRC - Governmental control of currency conversion may affect the value of your investment.”

●	We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers. Please see “Risks Related to Doing Business in the PRC - We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers.”

●	PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries. Substantial uncertainties exist with respect to the interpretation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations. Please see “Risks Related to Doing Business in the PRC - PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries.”

●	The U.S. Senate recently passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditor, and that as a result an exchange may determine to delist our securities. Please see “Risks Related to Doing Business in the PRC - The recent joint statement by the SEC and PCAOB and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. These developments could add uncertainties to our offering.”

●	U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China. Please see “Risks Related to Doing Business in the PRC - Restrictions contained in Chinese law on the ability of overseas securities regulators to collect information in China may deny investors in our Company the benefits of U.S. securities regulation.”

Risks Relating to Our Common Stock and This Offering

●	Our common stock has no public trading market. If we are able to secure a listing for our common stock, it is likely that our common stock will be classified as a “penny stock’ when trading is initiated and for an indeterminate period thereafter. Please see “Risks Related to our Common Stock and this Offering - Because we will be subject to “penny stock” rules, the level of trading activity in our stock may be reduced.”

●	We have no present intention to pay dividends. Please see “Risks Related to our Common Stock and this Offering - We are unlikely to pay cash dividends in the foreseeable future.”

●	We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors. Please see “Risks Related to our Common Stock and this Offering - We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.”

Based on the current PRC laws, rules, and regulations that as of the date of this prospectus, Longduoduo and our PRC subsidiaries, (1) are not required to obtain permissions from any PRC authorities to operate or issue our Ordinary Shares to foreign investors, (2) are not subject to permission requirements from the CSRC, CAC or any other entity that is required to approve of our PRC subsidiaries’ operations, and (3) have not received or were denied such permissions by any PRC authorities. Nevertheless, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. On November 16, 2021, thirteen departments including Cyberspace Administration of China, the China Securities Regulatory Commission and the Ministry of Commerce jointly promulgated the Measures for Cyber Security Examination, which became effective on February 15, 2022. The Measures for Cyber Security Examination include data processing activities of network platform operators that affect or may affect national security into cyber security review, and make it clear that network platform operators with personal information of more than one million users must apply for cyber security review to the Cyber security Review Office when they go public abroad. We are not subject to cybersecurity review with the Cyberspace Administration of China, or CAC, given that: (i) we do not possess a large amount of personal information in our business operations; and (ii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. The CSRC issued “Administrative Provisions of The State Council on Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Public Comments)” (“Administrative Provisions”) and “Measures for the Administration of Filing overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Public Comments)” (“Measures”) to solicit public opinions on December 24, 2021. The Administrative Provisions and Measures stipulate that no matter the domestic enterprises are directly or indirectly listed (including variable interest entities structure), the filing with CSRC management will be uniformly applied. The National Development and Reform Commission and the Ministry of Commerce issued the Special Administrative Measures for Foreign Investment Access (Negative List) (2021 version) (“Negative List”) on December 27, 2021, which became effective on January 1, 2022. Compared to the previous version, there aren’t any new specific industries added to the negative list. Given the current PRC regulatory environment, it is uncertain when and whether we or our PRC subsidiaries, will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded.

Further, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange. If, (i) we inadvertently conclude that such approvals or permissions are not required, or (ii) applicable laws, regulations, or interpretations change and we are required to obtain such approvals and permissions in the future, and we are unable to obtain such approvals and permissions, the Company will not be able to operate in China. Also, if applicable laws, regulations, or interpretations change, and we are required to obtain permission or approval from the PRC authority for the offering of our securities in the U.S. in the future, and if any of such permission or approval were not received maintained, or subsequently rescinded, it may significantly limit or completely hinder our ability to complete this offering or cause the value of our common stock to significantly decline or become worthless.

Although the audit report included in this prospectus is prepared by auditors who are currently inspected fully by the Public Company Accounting Oversight Board (the “PCAOB”), there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 16, 2021, PCAOB issued a report on its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions. The PCAOB made these determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the Holding Foreign Companies Accountable Act (the “HFCAA”). If the PCAOB is unable to inspect or investigate completely a registered public accounting firm headquartered in mainland China or Hong Kong because of a position taken by one or more authorities in mainland China or Hong Kong, investors are deprived of the benefits of such PCAOB inspections, which could cause investors to lose confidence in audit procedures and the quality of financial statements. In addition, under the HFCAA, a company’s securities may be prohibited from trading on the U.S. stock exchanges or in the over the counter trading market in the U.S. if its auditor is not inspected by the PCAOB, and this ultimately could result in a company’s common stock being delisted.

The audit report included in this prospectus, and our annual report on Form 10-K for the year ended June 30, 2021, incorporated by reference was issued by KCCW Accountancy Corp. (“KCCW CPA”), a U.S.-based accounting firm that is registered with the PCAOB and can be inspected by the PCAOB. We have no intention of dismissing KCCW CPA in the future or of engaging any auditor not based in the U.S. and not subject to regular inspection by the PCAOB. There is no guarantee, however, that any future auditor engaged by the Company would remain subject to full PCAOB inspection during the entire term of our engagement. If we do not engage an auditor that is subject to regular inspection by the PCAOB, our common stock may be delisted.

Summary of the Offering

Shares of common stock offered by us:	None

Shares of common stock offered by Selling Shareholders pursuant to this prospectus	146,079,853 shares of Longduoduo’s common stock.

Common stock currently outstanding	300,000,000 shares

Use of Proceeds:	The Company will not receive any proceeds from the resale or other disposition of common stock offering by the selling shareholders covered by this prospectus.

Risk Factors:	An investment in Longduoduo’s common stock is speculative and involves substantial risks. You should read the “Risk Factors” section of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock.

Summary of consolidated financial information

The following summary consolidated statement of operations data for the years ended June 30, 2021 and 2020 and for the nine months ended March 31 2022 and 2021, and the summary consolidated balance sheet data as of March 31,2022, June 30, 2021 and June 30, 2020 have been derived from the Company’s audited consolidated financial statements and unaudited consolidated financial statement for the nine months ended March 31, 2022 and 2021 included elsewhere in this prospectus.

The summary consolidated financial data should be read in conjunction with the Company’s consolidated financial statements for the years ended June 30, 2021 and 2020, and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. The Company historical results are not necessarily predictive of the Company’s results for any future periods.

LONGDUODUO COMPANY LIMITED

SUMMARY CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN US DOLLARS)

	March 31,	June 30,	June 30,
	2022	2021	2020
	(Unaudited)
Total current assets	$268,524	$355,477	-
Property and equipment, net	130,090	67,125	-
Right-of-use asset	104,162	91,198	-
Total assets	$502,776	$513,800	-

Total current liabilities	$1,360,337	$858,834	-
Operating lease liabilities, less current portion	12,612	40,013	-
Total liabilities	1,372,949	898,847	-
Total deficit	(870,173)	(385,047)	-
Total liabilities and deficit	$502,776	$513,800	-

LONGDUODUO COMPANY LIMITED

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS

(EXPRESSED IN US DOLLARS)

	For the Year Ended
	June 30,
	2021	2020

Total revenue	$413,861	$-
Cost of revenue	94,234	-
Gross Profit	319,627	-
Total operating expenses	698,041	-
Loss from operations before other income and income taxes	(378,414)	-
Other income, net	210	-
Loss from operations before income taxes	(378,204)	-
Provision for income taxes	-	-
Net loss	$(378,204)	$-

	For the Nine Months Ended
	March 31,
	2022	2021
	(Unaudited)	(Unaudited)
Total revenue	$2,402,557	$-
Cost of revenue	730,576	-
Gross Profit	1,671,981	-
Total operating expenses	9,034,484	-
Loss from operations before other expense and income taxes	(7,362,503)	-
Other expense, net	(3,386)	-
Loss from operations before income taxes	(7,365,889)	-
Income tax expense	229	-
Net Loss	$(7,366,118)	$-

RISK FACTORS

An investment in Longduoduo’s common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in Longduoduo’s common stock. If any of the following risks actually occur, the Company business, financial condition, results of operations and prospects for growth could be seriously harmed. As a result, the trading price of Longduoduo’s common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

The Company currently has losses and has not completed its efforts to establish a stabilized source of revenue sufficient to cover operating costs over an extended period of time. These factors, among others, caused our independent auditor, in its audit opinion for the fiscal year ended June 30, 2021, to express substantial doubt about the Company’s ability to continue as a going concern.

The Company’s operations have been financed primarily by advances and loans from related parties and proceeds from sales of shares. Zhang Liang was the primary sources of financing for the early operations of the entity. Nevertheless, there can be no assurance that we would be able to raise the additional funding needed to implement our business plans or cover unanticipated costs.

Since we are an early stage company, have not generated significant revenues and have experienced recurring losses, an investment in the shares offered herein is highly risky and could result in a complete loss of your investment if we are unsuccessful in implementing our business plans.

Based upon current plans, we expect to incur operating losses in future periods as we incur significant expenses associated with the effort of expanding our business. Further, we cannot guarantee that we will be successful in realizing sufficient revenues or in achieving or sustaining positive cash flows at any time in the future. Any such failure could result in the possible closure of our business or force us to seek additional financing through loans or additional sales of our equity securities to continue business operations, which could dilute the value of any shares you purchase in this offering.

Changes in United States and China relations, as well as relations with other countries, and/or regulations may adversely impact our business, our operating results, our ability to raise capital and the market price of our shares.

The U.S. government, including the SEC, has made statements and taken certain actions that led to changes to United States and international relations, and will impact companies with connections to the United States or China, including imposing several rounds of tariffs affecting certain products manufactured in China, imposing certain sanctions and restrictions in relation to China and issuing statements indicating enhanced review of companies with significant China-based operations. It is unknown whether and to what extent new legislation, executive orders, tariffs, laws or regulations will be adopted, or the effect that any such actions would have on companies with significant connections to the U.S. or to China, our industry or on us. Any unfavorable government policies on cross-border relations and/or international trade, including increased scrutiny on companies with significant China-based operations, capital controls or tariffs, may affect our ability to raise capital, the market price of our shares.

Furthermore, the SEC has issued statements primarily focused on companies with significant China-based operations, such as us. For example, on July 30, 2021, Gary Gensler, Chairman of the SEC, issued a Statement on Investor Protection Related to Recent Developments in China, pursuant to which Chairman Gensler stated that he has asked the SEC staff to engage in targeted additional reviews of filings for companies with significant China-based operations. The statement also addressed risks inherent in companies with a Variable Interest Entity, or a VIE structure. We do not have a VIE structure and are not in an industry that is subject to foreign ownership limitations by China. Further, we believe that we have robust disclosures relating to our operations in China, including the relevant risks noted in Chairman Gensler’s statement. However, it is possible that the Company’s periodic reports and other filings with the SEC may be subject to enhanced review by the SEC and this additional scrutiny could affect our ability to effectively raise capital in the United States.

In response to the SEC’s July 30 statement, the China Securities Regulatory Commission (CSRC) announced on August 1, 2021, that “it is our belief that Chinese and U.S. regulators shall continue to enhance communication with the principle of mutual respect and cooperation, and properly address the issues related to the supervision of China-based companies listed in the U.S. so as to form stable policy expectations and create benign rules framework for the market.” While the CSRC will continue to collaborate “closely with different stakeholders including investors, companies, and relevant authorities to further promote transparency and certainty of policies and implementing measures,” it emphasized that it “has always been open to companies’ choices to list their securities on international or domestic markets in compliance with relevant laws and regulations.”

If any new legislation, executive orders, tariffs, laws and/or regulations are implemented, if existing trade agreements are renegotiated or if the U.S. or Chinese governments take retaliatory actions due to the recent U.S.-China tension, such changes could have an adverse effect on our business, financial condition and results of operations, our ability to raise capital and the market price of our shares.

COVID-19 has adversely impacted our business and may further impact our business, financial results and liquidity for an unknown period of time.

The COVID-19 pandemic has led government and other authorities to impose measures intended to control its spread, including restrictions on freedom of movement, gatherings of large numbers of people, and temporary closure of business operations. With respect to the Longduoduo business, the primary adverse result of the COVID-19 pandemic has been a serious interruption from time to time of temporary closure of business operations, especially the third-party healthcare service providers were required to temporarily close it. In particular, as our third-party healthcare service provider are the key to patients’ treatment, our inability to supply third-party healthcare services due to COVID-19 restrictions seriously delayed the growth of our business.

In response to COVID-19, we took steps to reduce operating costs and improve efficiency, including slowing down our business plan. The interruption of our third-party healthcare services supply and the steps we took to reduce the risk to our employees from COVID-19 both negatively impacted our schedule for achieving development of our business.

We are unable to predict the extent to which the pandemic and related impacts may adversely impact our business operations, financial performance, consolidated results of operations and consolidated financial position in the future or interfere with the achievement of our strategic objectives.

We rely on third party providers to provide our offered services and could be liable and suffer reputational harm if a third-party service provider provides inferior service or harms a customer, which may have a material adverse effect on our business, financial condition, results of operations and prospects.

We rely on our third-party healthcare service providers to provide services to our customers under cooperation arrangements with us. We require and expect these third-party healthcare service providers to possess the licenses and qualifications that are required for their operations and to adhere to certain performance standards both in terms of customer service and the quality of the medical care that they provide. We generally do not have control over the quality of service or medical care that these third-parties provide. They may not at all times possess the permits or qualifications required by laws and regulations or may fail to meet other regulatory requirements for their operations. In addition, they may engage in conduct which our customers find unacceptable, including providing poor service, mishandling sensitive personal healthcare information and committing medical malpractice. We could be exposed to reputational harm and possible liability as a result of our having serviced a customer through a third-party service provider that performs unsatisfactorily, which may result in a materially adverse effect on our business, financial condition, results of operations and prospects.

A computer system failure, security breach or a breach of data privacy or security obligations may disrupt our business, damage our reputation and adversely affect our results of operations, financial condition and cash flows.

We rely on computer and information systems and internet and network connectivity to conduct a large portion of our business operations. This includes the need to securely store, process and transmit confidential information, including personal information. In many cases this also includes transmission and processing to or through commercial customers, business partners and third-party service providers. The introduction of new technologies, computer system failures, cyber-crime attacks or security or privacy breaches may materially disrupt our business operations, damage our reputation, result in regulatory and litigation exposure, investigation and remediation costs, and materially and adversely affect our results of operations, financial condition and cash flows.

The information security risk that we face includes the risk of malicious outside forces using public networks and other methods, including social engineering and the exploitation of targeted offline processes, to attack our systems and information. It also includes inside threats, both malicious and accidental. For example, human error and lack of sufficiently automated processing can result in improper information exposure or use. We also face risk in this area due to our reliance in many cases on third-party systems, all of which may face cyber and information security risks of their own. Third-party administrators or distribution partners used by us or our subsidiaries may not adequately secure their own information systems and networks, or may not adequately keep pace with the dynamic changes in this area. Potential bad actors that target us and our applicable third parties may include, but are not limited to, criminal organizations, foreign government bodies, political factions, and others. There is no guarantee that the measures that we take will be sufficient to stop all types of attacks or mitigate all types of information security or privacy risks.

If we fail to maintain adequate processes and controls or if we or our business partners fail to comply with relevant laws and regulations, policies and procedures, misappropriation or intentional or unintentional inappropriate disclosure or misuse of personal information or other confidential information could occur. Such control inadequacies or non-compliance could cause disrupted operations and misstated or unreliable financial data, materially damage our reputation or lead to increased regulatory scrutiny or civil or criminal penalties or litigation, which, in turn, could have a material adverse effect on our business, financial condition and results of operations. In addition, we analyse personal information and customer data to better manage our business, subject to applicable laws and regulations and other restrictions. It is possible that additional regulatory or other restrictions regarding the use of such techniques may be imposed. Such restrictions and obligations could have material impacts on our business, financial conditions and/or results of operations.

We operate in a competitive environment and competing facilities and services could harm our business, financial condition, results of operations and prospects.

There are numerous hospitals and private clinics providing medical examination services and, at the high end of the market, many Chinese hospitals have VIP wards that cater to affluent customers. We face significant competition from two main types of competitors: the medical examination departments of major public hospitals and private medical examination companies. The private preventive healthcare market is further segmented into large franchise companies, regional providers and numerous local independent medical examination centers located in nearly every city in China. We compete primarily on the basis of price, quality of service, convenience, location, brand recognition and reputation. We do not have the same level of brand recognition as some of the medical examination centers of large public hospitals, and in some regional markets our brand is not as established and our geographical coverage is not as extensive as that of our private competitors. Furthermore, we lack the equipment necessary for certain highly technical medical tests. Many competing hospitals that are government-owned are exempt from income taxes on their medical income, which provides them with a significant competitive advantage over us. Furthermore, as the barrier to entry is low, competing hospitals, clinics or other facilities may commence new operations or expand existing operations, which would increase their competitive position and potentially erode our business, financial condition, results of operations and prospects.

We have incurred significant net losses and we may continue to experience significant losses in the future.

We have incurred significant net losses since our inception. We had net losses of $378,204 and $0 in the 2021 and 2020 fiscal years, and a net loss of $7,366,118 in the nine months ended of March 31, 2022, respectively. We had an accumulated deficit of $7,656,505 as of March 31, 2022. We cannot assure you that we will be able to generate net profits or positive cash flow from operating activities in the future. The deficit occurred because the company paid a lot of marketing expense to exploit market and expand the scale. Accordingly, we intend to continue to exploit market and expand our nationwide network coverage. As a result of these planned expenditures, we believe that we may incur net losses for some time in the future.

We may not be able to effectively control and manage our planned growth.

We have limited operational, administrative and financial resources, which may be inadequate to sustain the growth we want to achieve. If our business and markets grow and develop, it will be necessary for us to finance and manage expansion accordingly. In addition, we may face challenges in managing our expanding service offerings. Such growth would place increased demands on our existing management, employees and facilities. Our failure to meet these demands could interrupt or adversely affect our operations and cause administrative inefficiencies. Additionally, failure to execute our planned growth strategy could have a material adverse effect on our financial condition and results of operation.

Expansion of our healthcare services could be affected by the expansion of government-sponsored social medical insurance available to the Chinese population that is not available now.

Most government-sponsored social medical insurance in China does not cover medical examinations. In certain locations where government-sponsored social medical insurance covers medical examinations, we have cooperated hospitals are qualified institution under such insurance coverage. Currently, most of our individual customers pay directly for medical examinations. If government-sponsored social medical insurance is further expanded to cover medical examinations in more geographical locations, and Longduoduo does not become a qualified institution for such coverage, certain of our customers may discontinue or terminate their relationship with us, and certain individual customers may opt to use other medical institutions covered by such medical insurance rather than pay for our services. As a result, the expansion of government-sponsored social medical insurance could materially and adversely affect our business, financial condition and results of operations.

Additional capital, if needed, may not be available on acceptable terms, if at all, and any additional financing may be on terms adverse to your interests.

We may need additional cash to fund our operations. Our capital needs will depend on numerous factors, including market conditions and our profitability. We cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund expansion, successfully promote our brand name, develop or enhance our services, take advantage of business opportunities, or respond to competitive pressures or unanticipated requirements, any of which could seriously harm our business and reduce the value of your investment.

If we are able to raise additional funds if and when needed by issuing additional equity securities, you may experience significant dilution of your ownership interest and holders of these new securities may have rights senior to yours as a holder of our common stock. If we obtain additional financing by issuing debt securities, the terms of those securities could restrict or prevent us from declaring dividends and could limit our flexibility in making business decisions. In this case, the value of your investment could be reduced.

There is no assurance that we will be able to obtain additional funding if it is needed, or that such funding, if available, will be obtainable on terms and conditions favorable to or affordable by us. If we cannot obtain needed funds, we may be forced to curtail our activities.

Risks Relating to our Management

The loss of the services of any of our officers or our failure to timely identify and retain competent personnel could negatively impact our ability to develop our products and sales.

The development of our business will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers, Zhang Liang, our President and Chairman of the Board of Director, Zhou Hongxiao, Chief Executive Officer (CEO), Secretary and director, and our Chief Financial Officer, Kang Liping. They are developing our business, which will depend on our ability to identify and retain competent employees with the skills required to execute our business objectives. The loss of the services of any of our officers or our failure to timely identify and retain competent personnel could negatively impact our ability to develop our products and services, which could adversely affect our financial results and impair our growth.

If we are unable to hire, retain or motivate qualified personnel, consultants, independent contractors, and advisors, we may not be able to grow effectively.

Our performance will be largely dependent on the talents and efforts of highly skilled individuals. Future success depends on our continuing ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization. Competition for such qualified employees is intense. If we do not succeed in attracting excellent personnel or in retaining or motivating them, we may be unable to grow effectively. In addition, all future success depends largely on our ability to retain key consultants and advisors. We cannot assure that any skilled individual will agree to become an employee, consultant, or independent contractor of Longduoduo Company Limited. Our inability to retain their services could negatively impact our business and our ability to execute our business strategy.

 Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a new public reporting company, we will be in a continuing process of developing, establishing, and maintaining internal controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting if and when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. Although our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until the date we are no longer an emerging growth company, our management will be required to report on our internal controls over financial reporting under Section 404. If we fail to achieve and maintain the adequacy of our internal controls, we would not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, that must be performed may reveal other material weaknesses or that the material weaknesses described above have not been fully remediated. If we do not remediate the material weaknesses described above, or if other material weaknesses are identified or we are not able to comply with the requirements of Section 404 in a timely manner, our reported financial results could be materially misstated or could subsequently require restatement, we could receive an adverse opinion regarding our internal controls over financial reporting from our independent registered public accounting firm and we could be subject to investigations or sanctions by regulatory authorities, which would require additional financial and management resources, and the market price of our stock could decline.

Our lack of an independent audit committee and audit committee financial expert at this time may hinder our board of directors’ effectiveness in monitoring the Company’s compliance with its disclosure and accounting obligations. Until we establish such a committee, we will be unable to obtain a listing on a national securities exchange.

Although our common stock is not listed on any national securities exchange, for purposes of independence we use the definition of independence applied by NASDAQ. Currently, we have no independent audit committee. Our full board of directors function as our audit committee and is comprised of two directors. An independent audit committee would play a crucial role in the corporate governance process, assessing our Company’s processes relating to our risks and control environment, overseeing financial reporting, and evaluating internal and independent audit processes. The lack of an independent audit committee may deprive the Company of management’s independent judgment. We may, however, have difficulty attracting and retaining independent directors with the requisite qualifications. If we are unable to attract and retain qualified, independent directors, the management of our business could be compromised. An independent audit committee is required for listing on any national securities exchange. Therefore, until such time as we meet the audit committee independence requirements of a national securities exchange, we will be ineligible for listing on any national securities exchange.

Our board of directors acts as our compensation committee, which presents the risk that compensation and benefits paid to those executive officers who are board members and other officers may not be commensurate with our financial performance.

A compensation committee consisting of independent directors is a safeguard against self-dealing by company executives. Our board of directors, which has no independent members, acts as the compensation committee for the Company and determines the compensation and benefits of our executive officers, will administer our employee stock and benefit plans, and reviews policies relating to the compensation and benefits of our employees. Our lack of an independent compensation committee presents the risk that an executive officer on the board may have influence over his or her personal compensation and may obtain benefits levels that may not be commensurate with our financial performance.

Limitations on director and officer liability and indemnification of our Company’s officers and directors by us may discourage shareholders from bringing a lawsuit against an officer or director.

Our Company’s certificate of incorporation and bylaws provide, with certain exceptions as required by governing state law, that a director or officer shall not be personally liable to us or our shareholders for breach of fiduciary duty as a director or officer, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage shareholders from bringing a lawsuit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on the Company’s behalf against a director or officer.

Our management has no experience managing a public company.

At the present time, none of our management has experience in managing a public company. This may hinder our ability to establish effective controls and systems and comply with all applicable requirements associated with being a public company. If compliance problems result, these problems could have a material adverse effect on our business, financial condition or results of operations. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, and the Dodd-Frank Act of 2010, as well as rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to our new compliance requirements. Moreover, these requirements will increase our legal, accounting and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect it will be difficult and expensive for us to obtain director and officer liability insurance. These requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as will be required under Section 404 of the Sarbanes Oxley Act of 2002.

Risks Related to Doing Business in the PRC

Failure to comply with any PRC laws and regulations may adversely affect our business, investments and results of operations.

Our China operations are subject to PRC laws and regulations including but not limited to the laws and regulations on taxation, employment and social welfare, product quality and consumers protection, foreign investment, foreign exchange, online trading and E-commerce, food business and so on. The regulation is disclosed in the section entitled “Regulation” beginning on page 36 of this prospectus. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Changes in the policies of the PRC government could have an adverse effect on our business.

Policies of the PRC government can have significant effects on the economic conditions in the PRC. Although the PRC government has been pursuing economic reform policies and transitioning to a market-oriented economy, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social conditions. Further, regulatory agencies in China may periodically, and sometimes abruptly with little to no advance notice, change their enforcement practices. Therefore, prior enforcement activity, or lack of enforcement activity, is not necessarily predictive of future actions. Our business could be adversely affected by changes in PRC government policies, including but not limited to changes in policies relating to taxation, currency conversion, imports and exports, and ownership of private enterprises.

Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China could adversely affect us and limit the legal protections available to you and us.

Our operating subsidiaries are incorporated under and governed by the laws of the PRC. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, such as foreign investment, corporate organization and governance, commerce, taxation and trade. As a significant part of our business is conducted in China, our operations are principally governed by PRC laws and regulations. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us. Uncertainties due to evolving laws and regulations could also impede the ability of a China-based company, such as our company, to obtain or maintain permits or licenses required to conduct business in China. In the absence of required permits or licenses, governmental authorities could impose material sanctions or penalties on us. In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other PRC government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical, or in some circumstances impossible. For example, our PRC subsidiary may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

Intellectual property rights and confidentiality protections in China may also not be as effective as in the United States or other countries. In addition, we cannot predict the effects of future developments in the PRC legal system on our business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to us and our investors, including you. Moreover, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies. Any such intervention in or influence on our business operations or action to exert more oversight and control over securities offerings and other capital markets activities, once taken by the PRC government, could adversely affect the business, financial condition and results of operations and the value of China-based companies, or significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries.

As an offshore holding company with PRC subsidiaries, we may transfer funds to our PRC subsidiaries or finance our operating entity by means of loans or capital contributions. Any capital contributions or loans that we, as an offshore entity, make to our Company’s PRC subsidiaries, are subject to PRC regulations. Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such subsidiaries, and shall be registered with SAFE, or its local counterparts. Furthermore, any capital increase contributions we make to our PRC subsidiaries, which are foreign-invested enterprises, are subject to the requirement of making necessary filings in FICMIS, and registration with other government authorities in China. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to obtain such approvals or make such registration, our ability to make equity contributions or provide loans to our Company’s PRC subsidiaries or to fund their operations may be negatively affected, which may adversely affect their liquidity and ability to fund their working capital and expansion projects and meet their obligations and commitments. As a result, our liquidity and our ability to fund and expand our business may be negatively affected.

Because our principal assets are located outside of the United States and because almost all of our directors and all our officers reside outside of the United States, it may be difficult for you to use the United States Federal securities laws to enforce your rights against us and our officers or to enforce judgments of United States courts against us or them in the PRC.

All of our present officers and directors reside outside of the United States. In addition, our operating subsidiaries, Longduoduo Health Technology, Qingguo, Rongbin, Chengheng and Tianju are located in the PRC and substantially all of its assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

The recent joint statement by the SEC and PCAOB and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national securities exchange or in the over the counter trading market in the U.S. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. This would reduce the time period before our securities may be prohibited from trading or delisted from three years to two years.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 16, 2021, PCAOB issued a report on its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions. The PCAOB made these determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the Holding Foreign Companies Accountable Act (the “HFCAA”). If the PCAOB is unable to inspect or investigate completely a registered public accounting firm headquartered in mainland China or Hong Kong because of a position taken by one or more authorities in mainland China or Hong Kong, investors are deprived of the benefits of such PCAOB inspections, which could cause investors to lose confidence in audit procedures and the quality of financial statements. In addition, under the HFCAA, a company’s securities may be prohibited from trading on the U.S. stock exchanges or in the over the counter trading market in the U.S. if its auditor is not inspected by the PCAOB, and this ultimately could result in a company’s common stock being delisted.

The audit report included in this prospectus, and our annual report on Form 10-K for the year ended June 30, 2021, incorporated by reference was issued by KCCW Accountancy Corp. (“KCCW CPA”), a U.S.-based accounting firm that is registered with the PCAOB and can be inspected by the PCAOB. Our auditor is headquartered in Los Angeles, California and is subject to inspection by the PCAOB on a regular basis with the last inspection in 2021. We have no intention of dismissing KCCW CPA in the future or of engaging any auditor not based in the U.S. and not subject to regular inspection by the PCAOB. There is no guarantee, however, that any future auditor engaged by the Company would remain subject to full PCAOB inspection during the entire term of our engagement.

However, the recent developments would add uncertainties to our offering and we cannot assure you whether regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. It remains unclear what the SEC’s implementation process related to the June 2021 interim final amendments will entail or what further actions the SEC or the PCAOB will take to address these issues and what impact those actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, the June 2021 interim final amendments and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of our common stock could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement or being required to engage a new audit firm, which would require significant expense and management time.

Restrictions contained in Chinese law on the ability of overseas securities regulators to collect information in China may deny investors in our Company the benefits of U.S. securities regulation.

China has often restricted U.S. regulators’ access to information and limited regulators’ ability to investigate or pursue remedies with respect to China-based issuers, generally citing to state secrecy and national security laws, blocking statutes, or other laws or regulations. In addition, according to Article 177 of the PRC Securities Law, which effective in March 2020, no overseas securities regulator can directly conduct investigations or evidence collection activities within the PRC and no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators without Chinese government approval. The SEC, U.S. Department of Justice, and other U.S. authorities face substantial challenges in bringing and enforcing actions against China-based issuers and their officers and directors. As a result, investors in our Company may not benefit from a regulatory environment that fosters effective enforcement of U.S. federal securities laws.

According to Article 177, there are uncertainties as to the procedures and requisite timing for the U.S. securities regulatory agencies to conduct investigations and collect evidence within the territory of the PRC. If the U.S. securities regulatory agencies are unable to conduct such investigations, there exists a risk that they may determine to suspend or de-register our registration with the SEC and may also delist our securities from OTC Markets or other applicable trading market within the US.

Governmental control of currency conversion may affect the value of your investment.

The People’s Republic of China (PRC) government imposes controls on the convertibility of Renminbi (RMB) into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in RMB, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures in connection with a commercial transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due, finance our cash requirements, service debt or make dividend or other distributions to our shareholders, all of which may adversely affect your investment.

The fluctuation of RMB may materially and adversely affect your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making dividend payments on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

Because our principal assets are located outside of the United States and because almost all of our directors and all our officers reside outside of the United States, it may be difficult for you to use the United States Federal securities laws to enforce your rights against us and our officers or to enforce judgments of United States courts against us or them in the PRC.

All of our present officers and directors reside outside of the United States. In addition, our operating subsidiaries, Longduoduo Health Technology, Qingguo, Rongbin, Chengheng and Tianju are located in the PRC and substantially all of its assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

We expect to obtain information about various aspects of our operations as well as regarding our employees and third parties. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017.

Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations. We believe that we are in compliance with the Cyber Security Law, given that: (i) our products and services are sold offline; and (ii) we do not have online platform.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides main legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the Cyberspace Administration of China, MIIT, and the Ministry of Public Security have been increasingly focused on regulation in the areas of data security and data protection.

The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various regulatory bodies in China, including the Cyberspace Administration of China, the Ministry of Public Security and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. In April 2020, the Cyberspace Administration of China and certain other PRC regulatory authorities promulgated the Cybersecurity Review Measures, which became effective in June 2020. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. On July 10, 2021, the Cyberspace Administration of China issued a revised draft of the Measures for Cybersecurity Review for public comments (“Draft Measures”), which required that, in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. The Cyberspace Administration of China has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments,” The cybersecurity review will also investigate the potential national security risks from overseas IPOs. We do not know what regulations will be adopted or how such regulations will affect us and the quotation of our securities on the Over-the-Counter Bulletin Board. In the event that the Cyberspace Administration of China determines that we are subject to these regulations, quotation of our securities on the OTC may be prohibited and we may be subject to fines and penalties. We believe that we will not be subject to the cybersecurity review by the CAC for this offering, given that: (i) we are not an “operator of critical information infrastructure” or a “data processor” carrying out data processing activities that affect or may affect national security; (ii) we do not possess a large amount of personal information in our business operations; and (iii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. However, there remains uncertainty as to how the 2021 Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the 2021 Measures. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us.

On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which became effective on September 1, 2021. The Data Security Law also sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may limit the use and adoption of our products and services and could have an adverse impact on our business. Further, if the enacted version of the Measures for Cybersecurity Review mandates clearance of cybersecurity review and other specific actions to be completed by companies like us, we face uncertainties as to whether such clearance can be timely obtained, or at all. We believe that we are in compliance with the PRC Data Security Law, given that: (i) Collecting and possessing personal information in our business operations were authorized; and (ii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. However, there remains uncertainty as to whether the PRC regulatory agencies may adopt new laws, regulations, rules, or detailed implementation and interpretation. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us.

We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that we are subject to any mandatory cybersecurity review and other specific actions required by PRC regulatory agencies, we face uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties, which could materially and adversely affect our business, financial condition, and results of operations.

The Chinese government can take regulatory actions and statements to regulate business operations in China with little to no advance notice at any time, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Rules and regulations and the enforcement or interpretation thereof in China can also change with little to no advance notice, and actions related to oversight and control over offerings that are conducted overseas in our China based entities could cause the value of Longduoduo’s securities to significantly decline or be worthless.

The Chinese government has taken and continues to take regulatory actions and statements to regulate over virtually every sector of the Chinese economy through regulation and state ownership, sometimes with very little advance notice. Our ability to operate through our subsidiaries in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, cybersecurity, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could result in a material change in our operations in China and could limit or completely hinder our ability to offer or continue to offer securities to investors or require us to divest ourselves of any interest we then hold in China properties or joint ventures. Any such actions (including divesture or similar actions) could result in a material adverse effect on us and on your investment in us and could render our securities and your investment in our securities worthless.

As such, the Company’s business segments and entities may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to new regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. As a result, the fast-changing rules and regulation could potentially impact our operation and profitability in China and as a result, cause the value of Longduoduo’s securities to significantly decline or even become worthless.

The Chinese government may intervene in or influence our operations at any time, which could result in a material change in our operations and significantly and adversely impact the value of our common stock.

The PRC government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our common stock. For example, the PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding any industry that could adversely affect the business, financial condition and results of operations of our company. Furthermore, given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China- based issuers, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

If the Administration of Overseas Offering and Listing by Domestic Companies (Draft for Comments) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) are adopted in their current form, we may be required to obtain the approval of the PRC government for this offering, a business combination, the issuance of our common stock upon exercise of the rights, or maintaining our status as a publicly listed company outside China.

The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

While the application of the M&A Rules remains unclear, we believe that the CSRC approval was not required in the context of this offering, given that: the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings such as the offering under this prospectus are subject to the M&A Rules. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC or any other PRC governmental authorities. However, there can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, or the Opinions, which emphasized the need to strengthen administration over illegal securities activities and supervision of overseas listings by China-based companies. The Opinions proposed promoting regulatory systems to deal with risks facing China-based overseas-listed companies, and provided that the State Council will revise provisions regarding the overseas issuance and listing of shares by companies limited by shares and will clarify the duties of domestic regulatory authorities.

On December 24, 2021, the State Council published the draft Administrative Provisions on the Overseas Issuance and Listing of Securities by Domestic Companies (Draft for Comments), or the Administrative Provisions, and the CSRC published the draft Measures for Record-filings of the Overseas Issuance and Listing of Securities by Domestic Companies (Draft for Comments), or the Administrative Measures, for public comment.

Pursuant to Article 2 of the Administrative Provisions, domestic enterprises that (i) offer shares, depository receipts, convertible notes or other equity securities overseas, or (ii) list securities on an overseas stock exchange, must complete record-filing procedures and report the relevant information to the CSRC. The CSRC shall determine the record-filing method.

Pursuant to the Article 2 of the Administrative Measures, domestic enterprises that directly or indirectly offer or list securities on an overseas stock exchange shall file with the CSRC within three business days after submitting their initial public offering and/or listing application documents. The requested filing documents include, but are not limited to: (1) a filing report and related undertakings; (2) regulatory opinions, filing or approval documents issued by the relevant authorities (if applicable); (3) security review opinions issued by the relevant authorities, if applicable; (4) a PRC legal opinion; and (5) a prospectus.

On December 27, 2021, the National Development and Reform Commission, or the NDRC, and the MOFCOM jointly promulgated the Special Administrative Measure (Negative List) for the Access of Foreign Investment (2021 Version), or the Negative List, which became effective on January 1, 2022. According to Article 6 of the Negative List, domestic enterprises engaging in businesses in which foreign investment is prohibited shall obtain approval from the relevant authorities before offering and listing their shares on an overseas stock exchange. In addition, certain foreign investors shall not be involved in the operation or management of the relevant enterprise, and shareholding percentage restrictions under relevant domestic securities investment management regulations shall apply to such foreign investors.

If the CSRC or another PRC regulatory body subsequently determines that its approval is needed for this offering, a business combination, the issuance of our common stock upon exercise of the rights, or maintaining our status as a publicly listed company outside China, we may face approval delays, adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may delay a potential business combination, impose fines and penalties, limit our acquisitions and operations of a target business in China, or take other actions that could materially adversely affect our business, financial condition, results of operations, reputation and prospects, and or significantly limit or completely hinder our ability to complete this offering or cause the value of our common stock to significantly decline or become worthless.

Risks Relating to Our Common Stock and this Offering

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies. We will remain an emerging growth company until the earliest to occur of: (i) the last day of the fiscal year in which we have at least $1.07 billion in annual revenue; (ii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Ordinary Shares held by non-affiliates exceeded $700 million as of the last business day of the second fiscal quarter of such year; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period; and (iv) the last day of the fiscal year ending after the fifth anniversary of this offering. The exemptions available to emerging growth companies include the right to present only two years of audited financial statements in our registration statements and annual reports, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act relating to internal controls, reduced disclosure about executive compensation arrangements, and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. Some of these exemptions are also available to us as a smaller reporting company (i.e. a company with less than $250 million of its voting equity held by non-affiliates). We have elected to adopt these reduced disclosure requirements. We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates. The decision to opt out is irrevocable.

Because the worldwide market value of our common stock held by non-affiliates, or public float, was below $250 million on the last day of our second fiscal quarter, we are also a “smaller reporting company” as defined under the Exchange Act. Some of the foregoing reduced disclosure and other requirements are also available to us because we are a smaller reporting company and may continue to be available to us even after we are no longer an emerging growth company under the JOBS Act but remain a smaller reporting company under the Exchange Act. As a smaller reporting company, we are not required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	present more than two years of audited financial statements in our registration statements and annual reports on Form 10-K; or

●	present any selected financial data in such registration statements and annual reports filings made by the Company.

Because we will be subject to “penny stock” rules, the level of trading activity in our stock may be reduced.

If we are able to secure a listing for our common stock, it is likely that our common stock will be classified as a “penny stock’ when trading is initiated and for an indeterminate period thereafter. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges). Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules. If a trading market does develop for our common stock, these regulations will likely be applicable, and investors in our common stock may find it difficult to sell their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

Shareholders do not have pre-emptive rights, which will cause them to experience dilution if we issue additional securities.

At any time or times after this offering, we may issue and sell additional shares of our authorized but previously unissued shares of common stock, preferred stock, or common stock warrants on such terms and conditions as our Board of Directors, in its sole discretion, may determine without consent of our shareholders. Our shareholders do not have pre-emptive rights to acquire additional shares should we in the future issue or sell additional securities. Thus, we are not required to offer any existing shareholder the right to purchase his or her pro rata portion of any future issuance of securities and, therefore, upon the issuance of any additional securities by us hereafter, our shareholders will not be able to maintain their then existing pro rata ownership in our outstanding shares of common stock, preferred stock, or common stock warrants without additional purchases of securities at the price then set internally by us.

We are unlikely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

Our insiders own the majority of the outstanding shares of our stock, and accordingly, will have control over stockholder matters, the Company’s business and management.

As of the date of this prospectus, one member of our Board of Directors owns, in aggregate, common stock representing 51.31% of the outstanding shares of our common stock. While he continues to hold the majority of the voting power in our Company, this director will have effective control over the Company. In particular, the director will have the ability to:

●	Elect or defeat the election of our directors;

●	Amend or prevent amendment of our articles of incorporation or bylaws;

●	Effect or prevent a merger, sale of assets or other corporate transaction; and

●	Affect the outcome of any other matter submitted to the shareholders for vote.

Moreover, because of the significant ownership position held by our insiders, new investors will not be able to affect a change in the Company’s business or management, and therefore, shareholders would be subject to decisions made by management and the majority shareholders.

In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Forward-looking statements are often identified by words like: “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project” and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as “may,” “will,” “should,” “plans,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 12, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operation section beginning on page 28, and the section entitled “Business of the Company” beginning on page 33, and as well as those discussed elsewhere in this prospectus. Other factors include, among others: risks associated with our holding company structure, having substantially all of our operations in the PRC, general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; availability, terms, and deployment of capital; and availability of qualified personnel.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sales of our common stock by the selling shareholders. All of the net proceeds from the sale of the common stock will go to the selling shareholders as described below in the sections entitled “Selling Shareholders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of our common stock for the selling shareholders.

DETERMINATION OF THE OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of our common stock was arbitrarily determined. The offering price of the shares of our common stock does not bear any rational relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history, and the general condition of the securities market.

EXCHANGE RATE INFORMATION

An entity’s functional currency is the currency of the primary economic environment in which it operates. Normally that is the currency of the jurisdiction in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. The functional currency of the Company is the Renminbi (“RMB’). The reporting currency of these consolidated financial statements is the United States dollar (“US Dollars” or “$”).

The financial statements of the Company, which are prepared using the RMB, are translated into the Company’s reporting currency, the United States Dollar. Assets and liabilities are translated using the exchange rate at each reporting period end date. Revenue and expenses are translated using weighted average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income or expense.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Foreign currency exchange gains and losses resulting from these transactions are included in results of operations.

The exchange rates used for foreign currency translation are as follows:

		For the Years Ended June 30,
		2021	2020
		(USD to RMB/USD to HKD)	(USD to RMB)
Assets and liabilities	period end exchange rate	6.4579/7.7652	7.0697
Revenue and expenses	period weighted average	6.6228/7.7562	7.0319

For the Nine Months Ended March 31,
		2022	2021
		(USD to RMB/USD to HKD)	(USD to RMB/USD to HKD)
Assets and liabilities	period end exchange rate	6.3431/7.7744	6.5565/7.7744
Revenue and expenses	period weighted average	6.4046/7.7907	6.6770/7.7531

MARKET FOR OUR COMMON STOCK

There is no established public market for our common stock.

We intend to apply for a listing on the Pink Market maintained by OTC Markets concurrently with the filing of the effective notice of this prospectus, and then apply for a listing on the OTCQB as soon as we meet the standards for such a listing. In order to be quoted on the OTC Markets, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the stock’s depth and liquidity.

We have issued 300,000,000 shares of our common stock since our inception on October 25, 2021. There are no outstanding options, warrants, or other securities that are convertible into shares of common stock.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock since our inception, and our Board of Directors currently intends to retain all earnings for use in the business for the foreseeable future. Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors. There are currently no restrictions that limit our ability to declare cash dividends on our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 12, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Corporate Reorganization: Basis for Accounting

LONGDUODUO COMPANY LIMITED (“Longduoduo”) was incorporated in the State of Nevada on October 25, 2021. Longduoduo’s principal corporate address is 419, Floor 4, Comprehensive Building, Second Light Hospital, Ordos Street, Yuquan District, Hohhot, Inner Mongolia, China, 010000. Our telephone number is +86 (0472) 510 4980. Our registered agent for service of process is Incorp Services, Inc., 3773 Howard Hughes Pkwy, Suite 500S, Las Vegas Nevada 89169-6014. Our website address is www.longduoduo.net. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. You should not rely on any such information in making your decision whether to purchase our common stock.

Longduoduo through its operating subsidiaries, which have headquarters in Hohhot, Ordos, Baotou and Ulanqab of China, through third-party healthcare service providers, we provide comprehensive and high-quality preventive healthcare solutions including a wide range of comprehensive preventive healthcare services, including disease screening, healthcare treatments, healthcare products and other services. The Company mainly focus on prevention to myocardial infarction, cerebral infarction, hemiplegia, and cardiovascular and cerebrovascular diseases. Our customers are primarily individual customers who introduced by our customers and sales agents. Longduoduo currently has 90 full-time employees.

Longduoduo’s subsidiaries are:

●	Longduoduo Company Limited (Hong Kong) (“Longduoduo HK”), which was established on July 26, 2021 under the laws of Hong Kong. On October 26, 2021, Longduoduo issued 300,000,000 shares of its common stock to the original shareholders of Longduoduo HK, in exchange for 100% of the outstanding shares of Longduoduo HK (the “Share Exchange”). The terms of the Share Exchange Agreement are set forth in Exhibit 10.1 hereto.

●	Longduoduo Health Technology Company Limited (“Longduoduo Health Technology”), a privately held Limited Company registered in Inner Mongolia, China on August 20, 2020. On August 16, 2021, Longduoduo HK acquired 100% of Longduoduo Health Technology from the original shareholders of Longduoduo Health Technology.

●	Inner Mongolia Qingguo Health Consulting Company Limited (“Qingguo”), a privately held Limited Company registered in Inner Mongolia, China on June 18, 2020. On September 8, 2020, Longduoduo Health Technology acquired 90% of Qingguo from the original shareholders of Qingguo.

●	Inner Mongolia Rongbin Health Consulting Company Limited (“Rongbin”), a privately held Limited Company registered in Inner Mongolia, China on March 18, 2021. Longduoduo Health Technology controlling 80% of Rongbin since established.

●	Inner Mongolia Chengheng Health Consulting Company Limited (“Chengheng”), a privately held Limited Company registered in Inner Mongolia, China on April 9, 2021. Longduoduo Health Technology controlling 80% of Chengheng since established.

●	Inner Mongolia Tianju Health Consulting Company Limited (“Tianju”), a privately held Limited Company registered in Inner Mongolia, China on July 5, 2021. Longduoduo Health Technology controlling 51% of Tianju since established.

The transactions summarized above are treated in our financial statements as a corporate restructuring (reorganization) of entities under common control, as each of the seven entities have at all times been under the control of Mr. Zhang Liang. Therefore, in accordance with ASC 805-50-45-5, the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and the entities under common control are presented on a combined basis for all periods. Since all of the subsidiaries were under common control for all periods presented, the results of these subsidiaries are included in the Company’s financial statements for all periods.

Plan of Operations

Since 2020 our subsidiary, Longduoduo Health Technology, has been involved in developing its business plan and making the arrangements necessary to carry out that plan. Longduoduo through its operating subsidiaries, which are headquartered in Hohhot, Ordos, Baotou and Ulanqab of China, through third-party healthcare service providers, we provide comprehensive and high-quality preventive healthcare solutions including a wide range of comprehensive preventive healthcare services, including disease screening, healthcare treatments, healthcare products and other services. The Company mainly focus on prevention to myocardial infarction, cerebral infarction, hemiplegia, and cardiovascular and cerebrovascular diseases. The Company mainly focus on prevention to myocardial infarction, cerebral infarction, hemiplegia, and cardiovascular and cerebrovascular diseases. Our customers are primarily individual customers who introduced by our existing members.

We plan to continue to expand our operations. We will concentrate on the following areas to grow our operations:

●	Further expanding our product offerings– We intend to expand our product offerings in order to reach new markets and increase our customers, so as to have a stable base for competition; and

●	Continue to expand our nationwide network coverage - attracting new customers; and

●	Further upgrade our service standards to enhance customer experience –cultivating customer loyalty.

Results of Operations

Year Ended June 30, 2021 Compared to Year Ended June 30, 2020

The following table summarizes our operating results for the year ended June 30, 2021 as compared to the year ended June 30, 2020.

	For the Year Ended
	June 30,		Change
	2021	2020	$	%
Total revenue	$413,861	$-	$413,861	n/a
Cost of revenue	94,234	-	94,234	n/a
Gross Profit	319,627	-	319,627	n/a
Total operating expenses	698,041	-	698,041	n/a
Loss from operations	(378,414)	-	(378,414)	n/a
Other income	210	-	210	n/a
Loss before income taxes	(378,204)	-	(378,204)	n/a
Income tax	-	-	-	n/a
Net Loss	$(378,204)	$-	$(378,204)	n/a

The company began operations in April of 2021. During the year ended June 30, 2021, our revenue was $413,861, and was attributable to the sale of healthcare services, primarily derived from sales of “Immunological Ozonated Autohemotherapy”, “Meridian-regulating and Consciousness-restoring Iatrotechnics”, “Assay”, “PRP” and other healthcare services. As of June 30, 2021, we operate through three entities: Qingguo, Rongbin and Chengheng, which are established in Huhhot, Baotou and Ordos, respectively, the three of largest cities in Inner Mongolia of China.

Cost of revenue mainly consists of our cost for third-party healthcare service providers who perform healthcare services for our customers. During the year ended June 30, 2021, our cost of revenue was $94,234, with the result that our gross profit was $319,627, a gross margin of more than 77%. Gross margin at that level was sufficient to operate profitably and deficit occurred because the company incurred significant marketing expense to in connection with establishing its brand as a new company. The Company continues to invest heavily in advertising and promotion expenses in the near future as it continues to establish and expand its brand and products and services.

Operating expenses consist primarily of advertising and promotion expenses, salaries and benefits, office expenses, professional fees and depreciation and amortization. Our operating expenses in fiscal year 2021 increased $698,041, primarily attributable to:

●	$353,644 in advertising and promotion expenses in the year ended June 30, 2021, compared to $0 recorded in the year ended June 30, 2020. The increase was primarily caused by the marketing activities.

●	$85,000 in professional fees in the year ended June 30, 2021, compared to $0 recorded in the year ended June 30, 2020. The increase was the result of the corporate reorganization, and the expenses of preparing for registration as a reporting company in the United States.

●	$86,712 in salaries and benefits expenses in the year ended June 30, 2021, compared to $0 in the year ended June 30, 2020. The increase in our labor costs was primarily caused by the initiation of operations at our new operational entities described above.

●	$172,685 in office expenses in the year ended June 30, 2021, compared to $0 in the year ended June 30, 2020. The increase was mainly due to the expansion of our business.

As described above, our net loss for the year ended June 30, 2021 was $378,204, compared to $0 in the year ended June 30, 2020.

Our reporting currency is the U.S. dollar. Our mainly local currency, the Renminbi (RMB), is our functional currency. Results of operations and cash flow are translated at average exchange rates during the period being reported upon, and assets and liabilities are translated at the unified exchange rate as quoted by OANDA on the balance sheet date. Translation adjustments resulting from this process are included in other comprehensive income (loss). For the years ended June 30, 2021 and 2020, foreign currency translation adjustments of $7,549 and $0, respectively, have been reported as other comprehensive income in the consolidated statement of operations and comprehensive income (loss).

Nine months Ended March 31, 2022 Compared to Nine months Ended March 31, 2021

The following table summarizes our operating results for the nine months ended March 31, 2022 as compared to the nine months ended March 31, 2021.

	For the Nine Months Ended
	March 31,		Change
	2022 (Unaudited)	2021 (Unaudited)	$	%
Total revenue	$2,402,557	$-	$2,402,557	n/a
Cost of revenue	730,576	-	730,576	n/a
Gross Profit	1,671,981	-	1,671,981	n/a
Total operating expenses	9,034,484	-	9,034,484	n/a
Loss from operations	(7,362,503)	-	(7,362,503)	n/a
Other expense, net	(3,386)	-	(3,386)	n/a
Loss before income taxes	(7,365,889)	-	(7,365,889)	n/a
Income tax expense	229	-	229	n/a
Net Loss	$(7,366,118)	$-	$(7,366,118)	n/a

The Company began operations in April of 2021. During the nine months ended March 31, 2022, our revenue was $2,402,557, and was attributable to the sale of healthcare services and healthcare products, primarily derived from sales of “Immunological Ozonated Autohemotherapy”, “Meridian-regulating and Consciousness-restoring Iatrotechnics”, Assay, “PRP”, “Double Blood Purification”, “Microwave Therapy” and other healthcare services. As of March 31, 2022, we operate through five entities: Longduoduo Health Technology, Tianju, Qingguo, Rongbin and Chengheng, which are established in Ordos, Ulanqab, Huhhot, Baotou and Ordos, respectively, the four of largest cities in Inner Mongolia of China.

Cost of revenue mainly consists of our cost for third-party healthcare service providers who perform healthcare services for our customers and the cost of purchasing products. During the nine months ended March 31, 2022, our cost of revenue was $730,576, with the result that our gross profit was $1,671,981, a gross margin of 70%. Gross margin at that level was sufficient to operate profitably and deficit occurred because the Company incurred significant marketing expense to in connection with establishing its brand as a new company. The Company continues to invest heavily in advertising and promotion expenses in the near future as it continues to establish and expand its brand and products and services.

Operating expenses consist primarily of advertising and promotion expenses, salaries and benefits, office expenses, professional fees and depreciation and amortization. Our operating expenses in the nine months ended March 31, 2022 increased to $9,034,484, primarily attributable to:

●	$6,893,588 in advertising and promotion expenses in the nine months ended March 31, 2022, compared to $0 recorded in the nine months ended March 31, 2021. The increase $1,068,860 was primarily caused by the marketing activities, and on July 26, 2021, Longduoduo HK issued a total of 3,822 shares, or equivalent to 114,579,853 common shares of Longduoduo upon the Share Exchange, to 32 sales agents for service compensation expense of $5,824,728.

●	$76,329 in professional fees in the nine months ended March 31, 2022, compared to $0 recorded in the nine months ended March 31, 2021. The increase was the expenses of preparing for registration as a reporting company in the United States.

●	$481,778 in salaries and benefits expenses in the nine months ended March 31, 2022, compared to $0 in the nine months ended March 31, 2021. The increase in our labor costs was primarily caused by the initiation of operations at our new operational entities described above.

●

$1,473,720 in office expenses in the nine months ended March 31, 2022, compared to $0 in the nine months ended March 31, 2021. The increase was mainly on July 26, 2021, Longduoduo HK issued a total of 600 shares, or equivalent to 18,000,000 common shares of Longduoduo upon the Share Exchange, to Eden Hall Global Capital Cp., Ltd. for service compensation expense of $914,400. The remaining office expenses of $559,320 was due to the expansion of our business.

As described above, our net loss for the nine months ended March 31, 2022 was $7,366,118, compared to $0 in the nine months ended March 31, 2021.

Our reporting currency is the U.S. dollar. Our mainly local currency, the Renminbi (RMB), is our functional currency. Results of operations and cash flow are translated at average exchange rates during the period being reported upon, and assets and liabilities are translated at the unified exchange rate as quoted by OANDA on the balance sheet date. Translation adjustments resulting from this process are included in other comprehensive income (loss). For the nine months ended March 31, 2022 and 2021, foreign currency translation adjustments of ($10,536) and $0, respectively, have been reported as other comprehensive income in the consolidated statement of operations and comprehensive income (loss).

Liquidity and Capital Resources

As of March 31, 2022, the Company had $161,813 in cash and cash equivalents. On the same date, we had a working capital deficit of $1,091,813, of which $742,046 was debt to customer which is the customers’ prepayment for future using on our services and products. The largest component of our current assets was cash and cash equivalent, the company need to pay to the third-party healthcare service providers based on the number of medical examinations and services they perform for our customers in the future.

We anticipate that our future liquidity requirements will arise from the need to fund our growth, pay current obligations and future capital expenditures. The primary sources of funding for such requirements are expected to be cash generated from operations and raising additional funds from a public offering and/or debt financing. We expect Zhang Liang, our President, to continue to provide support in the future, if needed. However, we can provide no assurances that we will be able to generate sufficient cash flows from operations and/or obtain additional financing on terms satisfactory to us, if at all, to remain a going concern.

Cash Flows

Years ended June 30, 2021 and 2020:

	For the Year Ended June 30,
	2021	2020	Change
Net cash provided by operating activities	$350,282	$-	$350,282
Net cash used in investing activities	(69,617)	-	(69,617)
Effect of exchange rate fluctuation on cash and cash equivalents	(7,549)	-	(7,549)
Net increase in cash and cash equivalents	273,116	-	273,116
Cash and cash equivalents, beginning of year	-	-	-
Cash and cash equivalents, ending of year	$273,116	$-	$273,116

Net Cash Provided by Operating Activities

For the year ended June 30, 2021, we had cash provided by operating activities of $350,282, an increase of $350,282 from the same period of 2020, during which we had no operating activities. Cash provided by operations during fiscal 2021 was primarily generated from an increase in customer deposit of $441,219.

Net Cash Used in Investing Activities

Net cash used in investing activities for the year ended June 30, 2021 was $69,617, compared to $0 for the year ended June 30, 2020. The cash was used for the purchase of fixed assets and the new offices decoration.

Nine months Ended March 31, 2022 Compared to Nine months Ended March 31, 2021

	For the Nine Months Ended March 31,
	2022	2021	Change
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(92,588)	$-	$(92,588)
Net cash used in investing activities	(108,130)	-	(108,130)
Net cash provided by financing activities	85,876	-	85,876
Effect of exchange rate fluctuation on cash and cash equivalents	3,539	-	3,539
Net decrease in cash and cash equivalents	(111,303)	-	(111,303)
Cash and cash equivalents, beginning of period	273,116	-	273,116
Cash and cash equivalents, ending of period	$161,813	$-	$161,813

Net Cash Used in Operating Activities

For the nine months ended March 31, 2022, we had cash used in operating activities of $92,588, an increase of $92,588 from the same period of 2021, during which we had no operating activities. Cash used in operations during the nine months ended March 31, 2022 was primarily due to the increase in net loss, offset by the non-cash stock-based compensation, and the increased due to related parties and deposits received.

Net Cash Used in Investing Activities

Net cash used in investing activities for the nine months ended March 31, 2022 was $108,130, compared to $0 for the nine months ended March 31, 2021. The cash was used for the purchase of fixed assets and the new offices decoration.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the nine months ended March 31, 2021 was $85,876, compared to $0 for the nine months ended March 31, 2021 was due to the proceeds from issuance of equity and loan from a third party.

Impact of Recent Accounting Pronouncements

New accounting rules and disclosure requirements can significantly impact the comparability of our financial statements. Please refer to Note 2 of our consolidated financial statements included in this prospectus.

There were no other recent accounting pronouncements that we expect to have a material effect on the Company’s financial position or results of operations.

Off Balance Sheet Transactions

We do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.

BUSINESS OF THE COMPANY

Business Overview

In China, the demand for preventive care services has been rising continuously in recent years. Although medical examinations are not reimbursed by medical insurance in China, as a result of a rising population of middle-class and wealthy individuals who pay more attention to disease prevention and improved employee benefits provided by large corporations, privately owned and operated medical examination centers have been emerging and growing fast in China. Individuals look to these medical centers for comprehensive medical examinations and other targeted disease screenings. With rising health awareness in China, we believe the private preventive healthcare market will continue to grow substantially in the future.

According to China Briefing, the growing healthcare sector is in many aspects a byproduct of China’s recent economic rise. Several hundred million people were lifted out of poverty in recent decades, which led to overall higher living standards and affordability of healthcare services. This in turn created the continuously rising life expectancy, with more people reaching retirement age than ever before, which further increases the demand for healthcare services.

We can observe that the government is supporting the growth of the industry by encouraging investment and innovation on the one hand, but also initiating measures to keep a lid on individual healthcare costs. This double approach contributes to ensuring the fulfillment of the sector’s future potential: The healthcare market is expected to reach 198 billion yuan ($28.59 billion) in 2026, increasing tenfold from 2016, according to China Briefing.

The private preventive healthcare services market in China is expected to grow in the following years due to the following factors:

●	Overall growth of China’s preventive healthcare services market;

●	Rising demand for customer-centric professional services with broader and easily accessible locations, attracting customers from the medical examination departments of public hospitals to private preventive healthcare services providers;

●	Employers’ rising concerns about employees’ health to improve overall productivity and reduce potential future medical expenses. Private preventive healthcare services providers allow employers to monitor the collective health of their workforce in real-time and thus tailor their internal health-related policies and programs accordingly;

●	New service offerings in disease screening including advanced functional tests, cancer screening and certain chronic disease screening offered by private preventive healthcare service providers;

●	Private preventive healthcare services providers’ strong sales and marketing efforts;

●	Favorable government policies also encourage corporations to provide preventive healthcare benefits by explicitly recommending an annual medical examination.

Our operating subsidiaries got the business up and running in several Inner Mongolia cities from March 2021, we plan to initiate more subsidiaries to provide our service over the country. Under the business model of direct chain, and cooperated with our third-party healthcare service providers, product suppliers and our sales agents, we could combine the products from different providers, thus having the most suitable solution to meet the needs of potential customer.

Working with our third-party healthcare service providers, the Company provide preventive healthcare solutions such as “Meridian-regulating and Consciousness-restoring Iatrotechnics”, “Double Blood Purification”, “Immunological Ozonated Autohemotherapy”, “PRP (platelet-rich plasma)”, “Relaxation therapy”, “Vegetative Nerve Regulation” and “Conventional Therapy”, “Microwave Therapy” etc.

All these medical services target chronic diseases, chronic diseases are the leading cause of death and disability worldwide and are linked to increasing health costs. Preventative care is advocated as part of a population health approach. Identifying and preventing potential problems downstream is one strategy for controlling utilization and improving health outcomes. The Company mainly focuses on prevention of myocardial infarction, cerebral infarction, hemiplegia, and cardiovascular and cerebrovascular diseases. Our customers are primarily individual customers who are introduced by our customers and sales agents. After a health evaluating for our customers, a suitable preventive healthcare solutions would be recommended, and then preventive healthcare solutions would be performed by our third-party healthcare service providers.

The Company cooperates with our third-party healthcare service providers to serve customers located in Hohhot, Ordos, Baotou and Ulanqab of China. In order to better serve our customers, we have entered into agreements with 6 third-party healthcare service providers. We pay service fees to such third-party healthcare service providers based on the number of health products, medical examinations and services they perform for our customers.

Seasonality

Since all of our operational subsidiaries are established and put into operation recently, we have not experienced significant seasonal fluctuations in our revenues and our operating costs yet. We believe that our business is not seasonal in nature.

Operating Licenses

Our products and services are subject to regulation by governmental agencies in the PRC and Inner Mongolia Province. Business and company registrations are certified on a regular basis and must be in compliance with the laws and regulations of the PRC and provincial and local governments and industry agencies, which are controlled and monitored through the issuance of licenses. Our licenses include:

●	Longduoduo Health Technology’s operating license enables us to undertake medical information consulting services, corporate management consulting, health management consulting services and so on. The registration number is 91150104MA0QTDXG5T, which is valid from August 20, 2020, and expires on August 19, 2050.

●	Qingguo’s operating license enables us to undertake sales of food, health management consulting services; medical information consulting services and so on. The registration number is 91150104MA13Q5X152, which is valid from June 18, 2020, with no expiration date.

●	Rongbin’s operating license enables us to undertake medical information consulting services, corporate management consulting, health management consulting services and so on. The registration number is 91150207MA13UKC301, which is valid from March 18, 2021, and expires on March 17, 2051.

●	Chengheng’s operating license enables us to undertake medical information consulting services, corporate management consulting, health management consulting services and so on. The registration number is 91150602MA7YN4JE2Q, which is valid from April 09, 2021, and expires on April 08, 2051.

●	Tianju’s operating license enables us to undertake sales of class I medical equipment, pre-packaged food, hygiene products, cosmetics, and disinfection products; health management consulting services; medical information consulting services; software development; biotechnology promotion services; beauty services (excluding medical beauty), technical services, and technology Consultation; leasing of medical equipment. The registration number is 91150902MA7YPWL408, which is valid from July 5, 2021 to July 4, 2051.

Our Strengths

Management believes the following strengths will contribute to our success:

●	Successful track record of opening medical consulting company chain; and

●	Large and loyal customer base and supported by our sales channels.

Our Strategies

In the long run, by leveraging our growing network of medical centers, large and loyal customer base, established demographic and disease information database, we plan to expand the scope of our service offerings to include other healthcare services and ultimately establish our company as a leading health management service provider in China. We intend to achieve our goal by implementing the following strategies:

●	further expanding our product offerings, we plan to cooperate with more third-party healthcare service providers and suppliers to provide our customer more healthcare services and products; and

●	continue to expand our nationwide network coverage, we plan to initiate more subsidiaries to provide our service over the country; and

●	further upgrade our service standards to enhance customer experience, we will evaluate the service quality of our third-party healthcare service providers, make sure the services meet customer’s expectations. Also, we will cooperate with more reputable third-party healthcare service providers and suppliers.

Our Challenges

The successful execution of our business plan is subject to risks and uncertainties related to our business and industry, including those relating to our ability to:

●	maintain and enhance the recognition and reputation of our Longduoduo brand;

●	compete effectively;

●	manage our growth or execute our strategies effectively;

●	provide superior customer experience and offer services at attractive prices to meet customer needs and preferences;

●	manage and expand our relationships with suppliers and third-party service provider;

●	secure and retain the services of qualified personnel.

You should refer to “Risk Factors”, beginning on page 12, for a more detailed discussion of the risks involved in investing Longduoduo.

Competition

We face significant competition from two main types of competitors: the medical examination departments of major public hospitals and private medical examination companies. The private medical examination market is further segmented into (i) large national companies; (ii) regional providers; and (iii) numerous local independent medical examination centers located in nearly every city in China.

We believe our primary competitive advantages over our competitors include:

●	strong sales and marketing efforts; and

●	the innovation of the market business idea and flexible management mechanism.

We believe that we are well-positioned to effectively compete on the basis of the factors listed above. However, some of our current or future competitors may have longer operating histories, greater brand recognition, better supplier relationships, larger customer bases or greater financial, technical or marketing resources than we do. There is no assurance that we will be able to successfully compete against these larger and better funded competitors.

Employees

The Company has 90 full-time employees, Qingguo has 20 full-time employees, Rongbin has 24 full-time employees, Chengheng has 18 full-time employees, Tianju has 11 full-time employees and Longduoduo Health Technology has 17 full-time employees.

The Company’s employees include 25 with management responsibilities, 25 with administrative and operations responsibilities, and 40 responsible for customer services.

All of our employees are located in the PRC, and none of them are unionized.

Property

The Company does not own any real property.

Office Leases

In April of 2021, Qingguo entered into an operating cooperation agreement with Hohhot Aihua Traditional Chinese Medicine Hospital. Under the terms Qingguo is able to use its office space (approximately 700 square meters) free of charge during the period between April 1, 2021 to March 31, 2026. The English translation of the terms of our Leasing and Cooperation Agreement-Qingguo with Hohhot Aibua Traditional Chinese Medicine Hospital is attached hereto as Exhibit 10.2.

In October of 2020, Longduoduo Health Technology entered into an operating cooperation agreement with Baotou Jin’s Traditional Chinese Medicine Nephropathy Hospital Co., Ltd. Under the terms, Longduoduo Health Technology is able to use its office space (approximately 1000 square meters) free of charge during the period between October 15, 2020 to October 15, 2025. On March 18, 2021, Longduoduo Health Technology entered into an assignment agreement with Rongbin, pursuant to which Longduoduo Health Technology transferred all the rights and obligations under the cooperation agreement to Rongbin. The English translation of the terms of our Leasing and Cooperation Agreement-Rongbin with Baotou Jin’s Traditional Chinese Medicine Nephropathy Hospital Co., Ltd. is attached hereto as Exhibit 10.3.

In March of 2021, Chengheng leased an office space (approximately 1500 square meters) under an operating lease agreement from Wudun Qiqige. Under the terms of the agreement, Chengheng is committed to make lease payments of approximately RMB700,000 for the period between April 1, 2021 to March 31, 2023. The English translation of the terms of our Leasing and Share Purchase Agreement-Chengheng with Wudun Qiqige is attached hereto as Exhibit 10.4.

In June of 2021, Longduoduo Health Technology entered into a contract of Medical Technology Commissioned Service and the supplementary agreement with Ulanqab Mengzhong Rehabilitation TCM Hospital Co., Ltd. Under the terms, Longduoduo Health Technology is able to use its office space (approximately 600 square meters) free of charge during the period between June 20, 2021 to June 19, 2022. The English translation of the terms of the agreement is attached hereto as Exhibit 10.6.

In August 28, 2021, Longduoduo Health Technology entered into an agreement with Xinhai Yihecheng Pension Operation Services Co., Ltd. Under the terms, Longduoduo Health Technology got the joint use right of Xinhai Yihecheng Health Management Center (Club) with an area of 2,916.69 m2 for free during the period between August 28, 2021 to August 27, 2022. The English translation of the terms of the agreement with Xinhai Yihecheng Pension Operation Services Co., Ltd is attached hereto as Exhibit 10.9.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that in the opinion of our management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows.

Regulations

This section sets forth a summary of the most significant government rules and regulations that affect our business activities in China. In general, the effect on our business of these regulations is twofold. In the first instance, compliance with the various reporting and record-keeping requirements described below will impose significant administrative costs on Longduoduo. However, it is also the case that any failure by Longduoduo to comply with the regulations, even if inadvertent, could result in significant fines or even, in serious cases, prohibition of all or part of our business operations.

PRC Laws and Regulations on Foreign Exchange

General Administration of Foreign Exchange

The principal regulation governing foreign currency exchange in the PRC is the Administrative Regulations of the PRC on Foreign Exchange (the “Foreign Exchange Regulations”), which were promulgated on January 29, 1996, became effective on April 1, 1996 and were last amended on August 5, 2008. Under these rules, Renminbi is generally freely convertible for payments of current account items, such as trade and service-related foreign exchange transactions and dividend payments, but not freely convertible for capital account items, such as capital transfer, direct investment, investment in securities, derivative products or loans unless prior approval by competent authorities for the administration of foreign exchange is obtained. Under the Foreign Exchange Regulations, foreign-invested enterprises in the PRC may purchase foreign exchange without the approval of the State Administration of Foreign Exchange (“SAFE”) to pay dividends by providing certain evidentiary documents, including board resolutions, tax certificates, or for trade and services-related foreign exchange transactions, by providing commercial documents evidencing such transactions.

Registration of Foreign Investment Enterprises

Pursuant to the Notice of State Administration of Foreign Exchange on Promulgation of the Provisions on Foreign Exchange Control on Direct Investments in China by Foreign Investors promulgated by the SAFE, or the Notice, upon establishment of a foreign investment enterprise pursuant to the law, registration formalities shall be completed with the foreign exchange bureau. Upon completion of registration formalities by the entities involved in direct investments in China, the entities may open accounts for direct investments in China such as preliminary expense account, capital fund account and asset realization account, etc. with the bank based on the actual needs. Upon completion of such registration formalities, foreign investment enterprises could also conduct settlement when contributing foreign exchange funds, and remit funds overseas in the event of capital reduction, liquidation, advance recovery of investment, profit distribution, etc.

The Foreign Exchange Regulations will present a barrier to currency transactions between our U.S. parent company and our Chinese operating subsidiary. If we raise funds in the U.S. dollars for the purpose of funding our operations in China, we will be required to obtain SAFE approval of the conversion of the dollars into Renminbi, which could be denied.

PRC Laws and Regulations on Foreign Investment

Investment in the PRC by foreign investors and foreign-invested enterprises shall comply with the Catalogue for the Guidance of Foreign Investment Industries (2017 Revision) (the “Catalogue”), which was last amended and issued by The Ministry of Commerce of the People’s Republic of China (“MOFCOM”) and the National Development and Reform Commission (“NDRC”) on June 28, 2017 and became effective since July 28, 2017, and the Special Management Measures for Foreign Investment Access (2019 version), or the Negative List, which came into effect on July 30, 2019. The Catalogue and the Negative List contains specific provisions guiding market access for foreign capital and stipulates in detail the industry sectors grouped under the categories of encouraged industries, restricted industries and prohibited industries. Any industry not listed on the Negative List is a permitted industry unless otherwise prohibited or restricted by other PRC laws or regulations. The Company sales and distribution of fresh produce and fast-moving consumer goods products online and offline are not among the Negative List.

On March 15, 2019, the National People’s Congress (“NPC”) approved the Foreign Investment Law of the PRC, or the Foreign Investment Law, which came into effect on January 1, 2020, repealing simultaneously the Law of the PRC on Sino-foreign Equity Joint Ventures, the Law of the PRC on Wholly Foreign-owned Enterprises and the Law of the PRC on Sino-foreign Cooperative Joint Ventures. The Foreign Investment Law adopts the management system of pre-establishment national treatment and negative list for foreign investment. Policies in support of enterprises shall apply equally to foreign-funded enterprises according to laws and regulations. Foreign investment enterprises shall be guaranteed that they could equally participate in the setting of standards, and the compulsory standards formulated by the State shall be equally applied. Fair competition for foreign investment enterprises to participate in government procurement activities shall be protected. The Foreign Investment Law also stipulates the protection on intellectual property rights and trade secrets. The State also establishes information reporting system and national security review system according to the Foreign Investment Law. According to the above regulations, a Foreign-invested Enterprise should get approval by MOFCOM before its establishment and operation.

Longduoduo and its subsidiaries is a Foreign-invested Enterprise, and has obtained the approval of the local administration of MOFCOM. Its establishment and operation are in compliance with the above-mentioned laws. Each of Longduoduo and its subsidiaries is a PRC domestic company.

PRC Laws and Regulations on Employment and Social Welfare

Labor Law of the PRC

Pursuant to the Labor Law of the PRC, which was promulgated by the SCNPC on July 5, 1994 with an effective date of January 1, 1995 and was last amended on August 27, 2009 and the Labor Contract Law of the PRC, which was promulgated on June 29, 2007, became effective on January 1, 2008 and was last amended on December 28, 2012, with the amendments coming into effect on July 1, 2013, enterprises and institutions shall ensure the safety and hygiene of a workplace, strictly comply with applicable rules and standards on workplace safety and hygiene in China, and educate employees on such rules and standards. Furthermore, employers and employees shall enter into written employment contracts to establish their employment relationships. Employers are required to inform their employees about their job responsibilities, working conditions, occupational hazards, remuneration and other matters with which the employees may be concerned. Employers shall pay remuneration to employees on time and in full accordance with the commitments set forth in their employment contracts and with the relevant PRC laws and regulations.

We have entered into written employment contracts with all the employees and performed their obligations under the relevant PRC laws and regulations.

PRC Laws and Regulations on Taxation

Enterprise Income Tax

The Enterprise Income Tax Law of the People’s Republic of China (the “EIT Law”) was promulgated by the Standing Committee of the National People’s Congress on March 16, 2007 and became effective on January 1, 2008, and was later amended on February 24, 2017. The Implementation Rules of the EIT Law (the “Implementation Rules”) were promulgated by the State Council on December 6, 2007 and became effective on January 1, 2008. According to the EIT Law and the Implementation Rules, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises shall pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC shall pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises whose incomes having no substantial connection with their institutions in the PRC, shall pay enterprise income tax on their incomes obtained in the PRC at a reduced rate of 10%.

The Arrangement between the PRC and Hong Kong Special Administrative Region for the Avoidance of Double Taxation the Prevention of Fiscal Evasion with respect to Taxes on Income (the “Arrangement”) was promulgated by the State Administration of Taxation (“SAT”) on August 21, 2006 and came into effect on December 8, 2006. According to the Arrangement, a company incorporated in Hong Kong will be subject to withholding tax at the lower rate of 5% on dividends it receives from a company incorporated in the PRC if it holds a 25% interest or more in the PRC company. The Notice on the Understanding and Identification of the Beneficial Owners in the Tax Treaty (the “Notice”) was promulgated by SAT and became effective on October 27, 2009. According to the Notice, a beneficial ownership analysis will be used based on a substance-over-form principle to determine whether or not to grant tax treaty benefits.

Longduoduo Health Technology and its subsidiaries are resident enterprises and pay EIT tax at the rate of 25% in the PRC. It is more likely than not that Longduoduo and its offshore subsidiary would be treated as a non-resident enterprise for PRC tax purposes.

REPORTS TO SECURITY HOLDERS

Due to the expense, we do not expect to deliver annual or quarterly reports to our shareholders unless and until we decide to seek a listing on a national securities exchange.

We are not currently a reporting company, but upon effectiveness of the registration statement of which this prospectus forms a part, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. These reports include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. These reports will be posted on the SEC’s EDGAR website at www.sec.gov. You may also obtain copies of these reports from the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We will also make these reports available on our website: www.longduoduo.net

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our directors and executive officers:

Name and Address*	Age	Position/Title
Zhang Liang	39	President and Chairman of the Board
Zhou Hongxiao	46	Chief Executive Officer and Director
Kang Liping	39	Chief Financial Officer

*	The business address for all directors and officers is 419, Floor 4, Comprehensive Building, Second Light Hospital, Ordos Street, Yuquan District, Hohhot, Inner Mongolia, China 010000.

Zhang Liang, President and Chairman of the Board

Mr. Zhang is our founder and has served as our president and director since the incorporation of the Company. From 2006 to 2008, Mr. Zhang was employed as Chief Executive Officer of the Digital Technology Company Limited, which is a technology company. Mr. Zhang served as Chief Executive Officer at Oasis Biotechnology Co., Ltd from 2008 to 2012. He served as the Chief Executive Officer at China-Italy FRP Co., Ltd. between 2013 and 2019. From 2020 until now, Mr. Zhang served as the President of Longduoduo Health Technology Co., Ltd. Mr. Zhang brings to the Board his expertise in business operations, company development, analysis and oversight, marketing including volume growth/program development, expense control, policy and procedure development and implementation, and process development to facilitate regulatory compliance. Mr. Zhang graduated from the Sichuan University in 2008, and majored in Business management. He was also obtained Hotel management degree in 2005 from Sichuan University.

Zhou Hongxiao, Chief Executive Officer and Director

Ms. Zhou has served as our Chief Executive Officer (“CEO”) and director since the incorporation of the Company. Ms. Zhou was employed by Tianjin Aike Clothing Co., Ltd. from 2004 to 2016 and served as Marketing Manager. From 2017 to 2019, Ms. Zhou was employed by Tianyan Tea Industry Co., Ltd. and served as Chief Executive Officer. Ms. Zhou was employed by Longduoduo Health Technology Co., Ltd as CEO since 2020. Ms. Zhou is familiar with sales management and sales regulations and related laws. She is responsible for business operations, budget development, analysis and oversight, marketing including volume growth/program development; expense control, policy and procedure development and implementation, and process development to facilitate regulatory compliance. She is responsible for the overall operation of Longduoduo. M. Zhou brings to the Board her experience in business oversight and financial and budgetary matters. Ms. Zhou was awarded a bachelor’s degree by Inner Mongolia Radio and Television University in 2003. She obtained her Fine Chemical Industry College degree from Jilin Province Jilin City Institute of Technology in 1998.

Kang Liping, Chief Financial Officer

Ms. Kang has served as our Chief Financial Officer (“CFO”) since July 2021. Kang Liping was employed by Inner Mongolia Tiantai Technology Co., Ltd from 2020 to 2021 and served as accounting supervisor. From 2006 to 2016, Ms. Kang was employed by Inner Mongolia Guanhong Century Electronic Technology Co., Ltd. and served as accounting supervisor. Between 2017 to 2020, Ms. Kang was served as accounting supervisor at Inner Mongolia Tiantai Technology Co., Ltd. Ms. Kang was awarded a bachelor’s degree with a major in Accounting by Inner Mongolia University of Technology in 2005.

There are no family relationships among any of our directors or executive officers.

Our directors hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until resignation or removal by the board.

Legal Proceedings Involving Officers and Directors

To our knowledge, during the last ten years, none of our directors and executive officers (including those of our subsidiaries) has:

●	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

●	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

●	Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

●	Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

●	Been subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Independence

We currently have a board of directors consisting of two members, none of whom are “independent” as defined in Nasdaq Rule 5605. We expect that all current directors will continue to serve after this offering. The directors will be re-elected at our annual general meeting of shareholders.

Board Committees

Due to the small size of our Board and the early stage of our operations, we have not yet appointed an audit committee, nor have we appointed an audit committee financial expert to our Board of Directors. We do, however, recognize the importance of good corporate governance and intend to appoint an audit committee comprised entirely of independent directors, including at least one audit committee financial expert, as soon as our resources permit and the complexity of our financial accounting warrants.

We do not presently have a compensation committee or a nominating committee. Our Board of Directors currently performs the functions of those committees.

Code of Ethics

Due to the small number of members of our management, we do not presently have a code of ethics applicable to management.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation awarded to, earned by, or paid by Longduoduo or its subsidiaries to its Chairman of the Board, Chief Executive Officer and Chief Financial Officer during the past two fiscal years. There was no officer or employee whose compensation for fiscal year 2021 or 2020 exceeded $100,000.

						Non-Equity	Non-qualified
						Incentive	Deferred	All
	Year			Stock	Option	Plan	Comp.	Other
Name and Principal	Ended	Salary	Bonus	Awards	Awards	Comp.	Earnings	Comp.	Total
Position	June 30	($)*	($)	($)	($)	($)	($)	($)	($)
Zhang Liang	2021	6,040	-	-	-	-	-	-	6,040
Chairman of the Board	2020	-	-	-	-	-	-	-	-

Zhou Hongxiao	2021	4,367	-	-	-	-	-	-	4,367
CEO	2020	-	-	-	-	-	-	-	-

Kang Liping(1)	2021	-	-	-	-	-	-	-	-
CFO	2020	-	-	-	-	-	-	-	-

(1)	Ms. Kang joined the Company in July 2021.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

Outstanding Equity Awards

No individual grants of stock options or other equity incentive awards have been made to any executive officer or any director since our inception.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

We have entered into employment contracts with our executive officers under the term of salary disclosed on the summary compensation table. Each party to the contract may terminate the contract upon thirty days prior written notice. We have not entered into any other arrangements with our executive officers. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such directors, officers or consultants from us. There are no compensation arrangements for directors, officers, employees or consultants that would result from a change-in-control. English translations of our agreements with our President and Chief Executive Officer are attached hereto as Exhibits 10.7 and 10.8.

Compensation of Directors

We have no formal plan for compensating our directors for their services as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors. The Board of Directors may award special remuneration to any director undertaking any special services on behalf of Longduoduo other than services ordinarily required of a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 26, 2021, Longduoduo acquired One Hundred Percent (100%) of the issued and outstanding capital stock of Longduoduo HK, a privately held limited liability company registered in Hong Kong for three hundred million (300,000,000) shares of our common stock. One of the shareholders of Longduoduo HK is now a director and President of Longduoduo: Zhang Liang, who received 153,920,147 shares of Longduoduo in the Share Exchange. The other 48 shareholders of Longduoduo HK received a total of 146,079,853 shares of Longduoduo in the Share Exchange.

During the years ended June 30, 2021 and 2020, the amounts due to related parties consisted of the following:

	For the Year ended June 30,
Name of related parties	2021	2020
Zhang Liang	$4,034	$-
Zhou Hongxiao.	26,549	-
	$30,583	$-

Zhang Liang is the President, Chairman of the Board, director and a shareholder of Longduoduo, and Zhou Hongxiao is the CEO of Longduoduo. The balance due from them were normal business advances. These advances were paid in full on or before August of 2021.

Except as set forth above, there was no transaction in which a related person had a material interest during the past fiscal year nor any currently proposed transaction, in which the amount involved exceeded the lesser of $120,000 or one percent of our average total assets at the end of the two most recent fiscal years.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our directors will continue to approve any related party transaction.

PLAN OF DISTRIBUTION

We are registering 146,079,853 shares of common stock for resale by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the common stock. We will bear all fees and expenses incident to the registration of the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters, broker-dealers or agents, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The selling shareholders will offer and sell our common stock at a fixed price of $1.00 per share until our common stock is quoted on the OTCQB, at which time the selling shareholders may sell the common stock at prevailing market prices or in privately negotiated transactions. These sales may be affected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	On any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	In the over-the-counter market;

●	In transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	Through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	An exchange distribution in accordance with the rules of the applicable exchange;

●	Privately negotiated transactions;

●	Short sales made after the date the Registration Statement is declared effective by the Commission;

●	Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

●	A combination of any such methods of sale; and

●	Any other method permitted pursuant to applicable law.

If the selling shareholders effect transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer, donate and pledge the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act, the selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. See: “Shares Eligible for Future Resale: Rule 144” later in this prospectus.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, to the extent applicable, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the resale registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any.

SELLING SHAREHOLDERS

This prospectus covers offers and sales of up to 146,079,853 shares of our common stock, which may be offered from time to time by the selling stockholder identified in this prospectus.

The table below identifies each selling shareholder and shows the number of shares of common stock beneficially owned by the selling shareholder before and after this offering, and the numbers of shares offered for resale by the selling shareholder. Our registration of these shares does not necessarily mean that each such selling shareholder will sell all or any of its shares of common stock. We assume that all shares covered by this prospectus will be sold by each such selling shareholder and that no additional shares of common stock will be bought or sold by the selling shareholder.

The following table sets forth the name of each selling shareholder, and, if applicable, the nature of any position, office, or other material relationship which the selling shareholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of shares of our common stock beneficially owned by such shareholder before the offering, the amount being offered for the shareholder’s account, and the amount to be owned by such shareholder after completion of the offering.

Name of Selling Shareholder and Position, Office or Material Relationship with	Common Shares owned by the Selling	Percent beneficially owned before	Total Shares to be Registered Pursuant to this	Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding
Longduoduo Company Limited	Shareholder	Offering	Offering	# of Shares	% of Class
Fan Meiying(1)	1,000,000	<1%	1,000,000	0	-
Kou Yufei (1)	1,000,000	<1%	1,000,000	0	-
Wang Weidong(1)(2)	1,000,000	<1%	1,000,000	0	-
Guo Rugang(1)(2)	1,000,000	<1%	1,000,000	0	-
Cui Lixiang(1)(2)	1,000,000	<1%	1,000,000	0	-
Meng Yuzhen(1)(2)	1,000,000	<1%	1,000,000	0	-
Yue Xiumei(1)	1,000,000	<1%	1,000,000	0	-
Zhang Hua(1)	1,000,000	<1%	1,000,000	0	-
Zhao Qingguo(1)	1,000,000	<1%	1,000,000	0	-
Wu Yongli(1)(2)	1,000,000	<1%	1,000,000	0	-
Huo Haiqing(1)	500,000	<1%	500,000	0	-
Xing Yan Hua(1)	12,000,000	4%	12,000,000	0	-
Chen Wentong(1)	1,500,000	<1%	1,500,000	0	-
Xing Yanhui(1)	3,000,000	1%	3,000,000	0	-
Xing Yanpeng(1)	1,500,000	<1%	1,500,000	0	-
Wang He(1)	4,000,000	1.33%	4,000,000	0	-
Wang Yujie(1)	3,165,000	1.06%	3,165,000	0	-
Li Qiaozhen(1)	15,955,020	5.32%	15,955,020	0	-
Guo Yanhua(1)	3,184,144	1.06%	3,184,144	0	-
Liu Jinping(1)	817,580	<1%	817,580	0	-
Wang Weihua(1)	4,664,097	1.55%	4,664,097	0	-
Dai Ruixiang(1)	322,144	<1%	322,144	0	-
Wang Li(1)	2,119,750	<1%	2,119,750	0	-
Yan Miaoyi(1)	869,962	<1%	869,962	0	-
Zhang Haifeng(1)	532,000	<1%	532,000	0	-
Zhang Suxiang(1)	3,887,598	1.30%	3,887,598	0	-
Ni Yanhua(1)	620,000	<1%	620,000	0	-
Zhang Xia(1)	1,039,059	<1%	1,039,059	0	-
Wei Wenxing(1)	637,850	<1%	637,850	0	-
Deng Weiping(1)	378,500	<1%	378,500	0	-
Liu Jiazhong(1)	15,271,905	5.09%	15,271,905	0	-
Niu Shuhong(1)	687,051	<1%	687,051	0	-
Huang Xiao(1)	390,100	<1%	390,100	0	-
Chen Fengguang(1)	662,776	<1%	662,776	0	-
Wang Hua(1)	1,111,716	<1%	1,111,716	0	-
Wu Zhaoyong(1)(2)	6,465,922	2.16%	6,465,922	0	-
Xu Huibo(1)(2)	1,060,000	<1%	1,060,000	0	-
Lu Yuewei(1)	3,687,766	1.23%	3,687,766	0	-
Guo Xiaozhen(1)(2)	16,766,741	5.59%	16,766,741	0	-
Gao Ying(1)(2)	3,000,000	1.0%	3,000,000	0	-
Li Yuqing(1)	727,864	<1%	727,864	0	-
Duan Erfen(1)(2)	2,355,308	<1%	2,355,308	0	-
Wudun Qiqige(1)	3,000,000	1.0%	3,000,000	0	-
Yang Gaojun(1)	5,000,000	1.67%	5,000,000	0	-
Li Zhongfeng(1)	5,000,000	1.67%	5,000,000	0	-
Wang Junying(1)	1,000,000	<1%	1,000,000	0	-
Zhang Wei(1)	9,000,000	3%	9,000,000	0	-
Zhang Yong(1)(2)	200,000	<1%	200,000	0	-
Total	146,079,853		146,079,853

(1)	These 48 shareholders received the shares offered by them in this prospectus on October 26, 2021 as parties to the share exchange between Longduoduo and the shareholders of Longduoduo HK.

(2)	These 11 shareholders are the employees of the Company.

Except as set forth above, none of the selling shareholders has not held any position or office with us or any of our affiliates, nor has had any other material relationship (other than as a purchaser of securities) with us or any of our affiliates or predecessors within the past three years. Furthermore, none of the selling shareholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock for (1) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock; (2) each of our named executive officers; (3) each of our directors; and (4) all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. The address for each person listed in the table is c/o Longduoduo, 419, Floor 4, Comprehensive Building, Second Light Hospital, Ordos Street, Yuquan District, Hohhot, Inner Mongolia.

The percentage ownership information shown in the table below is calculated based on 300,000,000 shares of our common stock issued and outstanding as of the date of this Prospectus. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Executive Officers and Directors	Amount of Beneficial Ownership of Common Stock (1)	Pre-Offering Percentage Ownership of Common Stock	Post-Offering Percentage Ownership of Common Stock
Directors and Named Executive Officers:
Zhang Liang	153,920,147	51.31%	51.31%
Zhou Hongxiao	-	-%	-%
Kang Liping	-	-%	-%
	-	-	-
All executive officers and directors as a group (3 persons)	153,920,147	51.31%	51.31%

5% or Greater Shareholders
Li Qiaozhen	15,955,020	5.32%	5.32%
Liu Jiazhong	15,271,905	5.09%	5.09%
Guo Xiaozhen	16,766,741	5.59%	5.59%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the common stock. All shares represent only common stock held by shareholders as no options are issued or outstanding.

We are not aware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

Other than the shares covered by the registration statement of which this prospectus is a part, we have not registered any shares for sale by security holders under the Securities Act. None of our shareholders are entitled to registration rights.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share, and 30,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of our common stock:

●	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;

●	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

●	Do not have pre-emptive, subscription or conversion rights and there is no redemption or sinking fund provisions or rights; and

●	Are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

The shares of common stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or “pari passu,” each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered shareholders are entitled to receive a notice of any general annual meeting to be convened by our Board of Directors.

At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every shareholder who is present in person and entitled to vote has one vote, and on a poll every shareholder has one vote for each share of common stock of which he is the registered owner and may exercise such vote either in person or by proxy. A simple majority vote by our shareholders is required to take action.

As of the date of this prospectus, there were 300,000,000 shares of Longduoduo’s common stock issued and outstanding held by 49 shareholders.

Blank Check Preferred Stock

Our Articles of Incorporation gives the Board of Directors authority to issue 30,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. Among the rights and preferences that the Board may assign to the preferred stock are dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including voting rights, of the holders of our common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock.

Undesignated preferred stock may enable our Board to render more difficult or to discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of our common shareholders. For example, any shares of preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, may discourage an unsolicited acquisition proposal or bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Options, Warrants and Rights

There are no outstanding options, warrants, or rights to purchase any of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, into our business.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

Transfer Agent

The stock transfer agent for our securities is VStock Transfer, LLC, 77 Spruce Street, Suite 201Cedarhurst, NY 11516. Their telephone number is (212) 828-8436.

Nevada Anti-Takeover Statute

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes (the “NRS”), generally prohibit a Nevada corporation with at least 200 shareholders of record from engaging in various “combination” transactions with any interested shareholder for a period of two years after the date of the transaction in which the person became an interested shareholder, unless the transaction is approved by the Board of Directors prior to the date the interested shareholder obtained such status or the combination is approved by the Board of Directors and thereafter is approved at a meeting of the shareholders by the affirmative vote of shareholders representing at least 60% of the outstanding voting power held by disinterested shareholders, unless (a) the combination was approved by the Board of Directors prior to the person becoming an interested shareholder or (b) the transaction by which the person first became an interested shareholder was approved by the Board of Directors before the person became an interested shareholder. After the expiration of two years after the person becomes an interested shareholder, a Nevada corporation subject to the statue may not engage in a combination with an interested shareholder unless:

●	either (a) or (b) above are satisfied;

●	the combination is approved after expiration of such two-year period by a majority of the voting power held by disinterred shareholders; or

●	the consideration to be paid in the combination is at least equal to the highest of: (i) the highest price per share paid by the interested shareholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested shareholder, whichever is higher, (ii) the market value per share of common stock on the date of announcement of the combination and the date the interested shareholder acquired the shares, whichever is higher or (ii) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested shareholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation and (d) certain other transactions with an interested shareholder or an affiliate or associate of an interested shareholder. In general, an “interested shareholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock.

We have not yet opted out of these provisions. This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our shareholders the opportunity to sell their stock at a price above the prevailing market price.

Control Shares.

Nevada law also seeks to impede “unfriendly” corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other stockholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a “controlling interest” in the corporation, defined as one-fifth or more of the voting power. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. We do not have a provision in our Articles of Incorporation pursuant to which we have elected to opt out of Sections 78.378 to 78.3793; therefore, these sections apply to us.

Removal of Directors

Section 78.335 of the NRS provides that 2/3rds of the voting power of the issued and outstanding shares of Longduoduo are required to remove a Director from office. As such, it may be more difficult for stockholders to remove Directors due to the fact the NRS requires greater than majority approval of the stockholders for such removal.

SHARES ELIGIBLE FOR FUTURE RESALE

As of the date of this prospectus, we have outstanding an aggregate of 300,000,000 shares of our common stock. Of these shares, the 146,079,853 shares covered by this prospectus may be transferred without restriction or further registration under the Securities Act by use of this prospectus.

The remaining 153,920,147 restricted shares of common stock are owned by our executive officers and directors and may not be resold in the public market except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 of the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell the common stock held by such person, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is one of our affiliates, or has been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell his or her securities, provided that he or she sells an amount that does not exceed 1% of the number of shares of our common stock then outstanding (or, if our common stock is listed on a national securities exchange, the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale), subject to the continued availability of current public information about us, compliance with certain manner of sale provisions, and the filing of a Form 144 notice of sale if the sale is for an amount in excess of 5,000 shares or for an aggregate sale price of more than $50,000 in a three-month period.

EXPERTS

The consolidated financial statements of our Company for the years ended June 30, 2021 and 2020 that are included in this registration statement have been audited by KCCW Certified Public Accountants, independent registered public accountants, to the extent and for the periods set forth in its report. The financial statements are included in this prospectus in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

LEGAL MATTERS

The validity of the common stock offered hereby will be opined upon for us by Our counsel, Chen-Drake Law.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains the registration statement as well as reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Longduoduo Company Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Longduoduo Company Limited and subsidiaries (the “Company”) as of June 30, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has incurred recurring losses from operations and is in need of additional capital to grow its operations so that it can become profitable. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are described in Note 2. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue recognition

Critical Audit Matter Description

As described in Note 2 to the consolidated financial statements, the majority of the Company’s revenue is derived from service revenues. The Company provides preventative healthcare consulting services. The sale of such services by the Company is considered complete when the service is provided at that time the sold healthcare package, ownership and risk of loss have been transferred to the customer.

The Company considers the contracts with healthcare service providers contain one performance obligation, and the Company is entitled to the consideration when performance obligation is satisfied at a point in time. The amount of revenue to be recognized is determined by the service contracts between the Company and the healthcare service providers. The Company recognizes revenue when the service is provided.

The principal considerations for our determination that performing procedures relating to revenue recognition, specifically the identification and evaluation of the timing and amount of revenue recognition, is a critical audit matter, involved judgment exercised by management in identifying and evaluating the performance obligation. Auditor judgement is involved in performing our audit procedures to evaluate whether the timing and amount of revenue recognition was appropriately stated.

How the Critical Audit Matter Will Be Addressed in the Audit

Our audit procedures over determining the timing and amount of revenue recognition involved, among others, evaluation of management’s assessment in regard to the identification of performance obligation of service revenue. We selected customer agreements and performed the following procedures:

●	Evaluated the terms and conditions of each selected contract and the appropriateness of the accounting treatment within the context of the five-step model prescribed by ASC 606, Revenue from Contracts with Customers, and evaluated whether management’s conclusions were appropriate.

●	Tested the accuracy of management’s calculation of revenue for the performance obligation.

/s/ KCCW Accountancy Corp.

We have served as the Company’s auditor since 2021.

Diamond Bar, California

November 10, 2021

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of June 30,
	2021	2020

Assets
Current Assets:
Cash and cash equivalents	$273,116	$-
Other receivables	42,992	-
Prepayments	8,786	-
Due from related parties	30,583	706
Total current assets	355,477	706
Property and equipment, net	67,125	-
Right-of-use assets	91,198	-
Total assets	$513,800	$706

Liabilities and Deficit
Current Liabilities:
Accounts payable	$180,113	$-
Deposits received	441,219	-
Accrued expenses	119,406	-
Other payables	58,061	-
Operating lease liabilities, current	51,185	-
Other current liabilities	8,850	-
Total current liabilities	858,834	-
Operating lease liabilities, less current portion	40,013	-
Total liabilities	898,847	-

Deficit:
Preferred stock; $0.001 par value, 30,000,000 shares authorized, no shares issued and outstanding at June 30, 2021 and 2020	-	-
Common stock; $0.001 par value, 500,000,000 shares authorized; 164,420,147 and 164,420,147 shares issued and outstanding at June 30, 2021 and 2020, respectively	164,420	164,420
Additional paid-in capital	(163,714)	(163,714)
Accumulated deficit	(328,626)	-
Accumulated other comprehensive loss	(6,282)	-
Total stockholders’ deficit	(334,202)	706
Non-controlling interest	(50,845)	-
Total deficit	(385,047)	706
Total liabilities and deficit	$513,800	$706

The accompanying notes are an integral part of these consolidated financial statements.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended June 30,
	2021	2020

Service revenue	$413,861	$-
Cost of revenue	94,234	-
Gross profit	319,627	-

Selling, general and administrative expenses	698,041	-
Loss from operations	(378,414)	-
Other income	210	-
Loss before provision for income taxes	(378,204)	-
Provision for income taxes	-	-
Net loss	(378,204)	-
Less: net loss attributable to non-controlling interests	(49,578)	-
Net loss attributable to common stockholders	$(328,626)	$-

Comprehensive loss:
Net loss	$(378,204)	$-
Foreign currency translation adjustment	(7,549)	-
Comprehensive loss	(385,753)	-
Less: comprehensive loss attributable to non-controlling interests	(50,845)	-
Comprehensive loss attributable to the common stockholders	$(334,908)	$-

Basic and diluted loss per share	$(0.002)	$-
Weighted average number of shares outstanding	164,420,147	164,420,147

The accompanying notes are an integral part of these consolidated financial statements.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT

	Common stock		Additional		Accumulated Other	Total	Non-
	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Comprehensive Loss	Stockholder’ Deficit	controlling Interest	Total Deficit
Balance at July 1, 2019	164,420,147	$164,420	$(163,714)	$-	$-	$706	$-	$706
Net loss	-	-	-	-	-	-	-	-
Balance at June 30, 2020	164,420,147	164,420	(163,714)	-	-	706	-	706

Net loss	-	-	-	(328,626)	-	(328,626)	(49,578)	(378,204)
Foreign currency translation adjustment	-	-	-	-	(6,282)	(6,282)	(1,267)	(7,549)
Balance at June 30, 2021	164,420,147	$164,420	$(163,714)	$(328,626)	$(6,282)	$(334,202)	$(50,845)	$(385,047)

The accompanying notes are an integral part of these consolidated financial statements

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2021	2020
Cash Flows from Operating Activities
Net loss	$(378,204)	$-
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,492	-
Operating lease expense	13,212	-
Changes in operating assets and liabilities:
Other receivables	(42,992)	-
Prepayments	(8,786)	-
Due from related parties	(29,877)	-
Accounts payable	180,113	-
Deposits received	441,219	-
Accrued expenses	119,406	-
Other payables	44,849	-
Other current liabilities	8,850	-
Net cash provided by operating activities	350,282	-

Cash Flows from Investing Activities
Purchase of property, plant and equipment	(69,617)	-
Net cash used in investing activities	(69,617)	-

Effect of exchange rate fluctuation on cash and cash equivalents	(7,549)	-
Net increase in cash and cash equivalents	273,116	-

Cash and cash equivalents, beginning of year	-	-
Cash and cash equivalents, end of year	$273,116	$-

Supplemental disclosure of cash flow information
Cash paid for income taxes	$-	$-
Cash paid for interest expense	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

LONGDUODUO COMPANY LIMITED (“Longduoduo”, together as a group with Longduoduo’s subsidiaries was referred to the “Company” or “we”) was incorporated in the State of Nevada on October 25, 2021. The Company provides comprehensive and high-quality preventive healthcare solutions including a wide range of preventive healthcare services, including disease screening healthcare treatment, healthcare products and other services through a network of third-party healthcare service providers.

Longduoduo’s subsidiaries include:

●	Longduoduo Company Limited (Hong Kong) (“Longduoduo HK”), which was established on July 26, 2021 under the laws of Hong Kong. On October 26, 2021, Longduoduo issued 300,000,000 shares of its common stock to the original shareholders of Longduoduo HK, in exchange for 100% of the outstanding shares of Longduoduo HK (the “Share Exchange”).

●	Longduoduo Health Technology Company Limited (“Longduoduo Health Technology”), a privately held Limited Company registered in Inner Mongolia, China on August 20, 2020. On August 16, 2021, Longduoduo HK acquired 100% of the ownership of Longduoduo Health Technology from the original shareholders of Longduoduo Health Technology.

●	Inner Mongolia Qingguo Health Consulting Company Limited (“Qingguo”), a privately held Limited Company registered in Inner Mongolia, China on June 18, 2020. On September 8, 2020, Longduoduo Health Technology acquired 90% of the ownership of Qingguo from the original shareholders of Qingguo.

●	Inner Mongolia Rongbin Health Consulting Company Limited (“Rongbin”), a privately held Limited Company registered in Inner Mongolia, China. On March 18, 2021. Longduoduo Health Technology controlled 80% of the ownership of Rongbin since established.

●	Inner Mongolia Chengheng Health Consulting Company Limited (“Chengheng”), a privately held Limited Company registered in Inner Mongolia, China on April 9, 2021. Longduoduo Health Technology controlled 80% of the ownership of Chengheng since established.

The transactions summarized above are treated in the Company’s financial statements as a corporate restructuring (reorganization) of entities under common control, as each of the seven entities have at all times been under the control of Mr. Zhang Liang. Therefore, in accordance with ASC 805-50-45-5, the current capital structure has been retroactively presented in prior periods as if such structure existed at that time, and the entities under common control are presented on a combined basis for all periods. Since all of the subsidiaries were under common control for all periods presented, the results of these subsidiaries are included in the Company’s financial statements for all periods presented.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Going concern

Management has determined there is substantial doubt about the Company’s ability to continue as a going concern as a result of lack of significant revenues and recurring losses. If the Company is unable to generate significant revenue or secure additional financing, it may be required to cease or curtail its operations. The accompanying consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

The Company’s operations have been financed primarily by advances and loans from related parties. Zhang Liang, the president, chairman of the board, director and a shareholder of Longduoduo, will provide support in the future if needed.

Management intends to expand product offerings and increase the Company’s customers, so as to have a stable base for competition. In this manner, Management hopes to generate sufficient operating cash inflow to support its future operations and development of the Company in addition to capital raised from shareholders’ support.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

B.	Basis of presentation

The accompanying consolidated financial statements are expressed in U.S. Dollars and have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

C.	Principles of consolidation

The consolidated financial statements include the accounts of Longduoduo and its subsidiaries. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of these subsidiaries.

Longduoduo’s subsidiaries as of June 30, 2021 are listed as follows:

Name	Place of Incorporation	Attributable equity interest %	Authorized capital
Longduoduo Company Limited	Hong Kong	100	HK$10,000
Longduoduo Health Technology Company Limited	China	100	0
Inner Mongolia Qingguo Health Consulting Company Limited	China	90	0
Inner Mongolia Rongbin Health Consulting Company Limited	China	80	0
Inner Mongolia Chengheng Health Consulting Company Limited	China	80	0

D.	Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. Actual results could differ from these estimates.

E.	Functional currency and foreign currency translation

An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. The functional currency of the Company is the Chinese Renminbi (“RMB’), except the functional currency of Longduoduo HK and Longduoduo is the United States dollar (“US Dollars” or “$”). The reporting currency of these consolidated financial statements is in US Dollars.

Longduoduo’s subsidiaries that are prepared using the RMB, are translated into the Company’s reporting currency, the US Dollar. Assets and liabilities are translated using the exchange rate at each reporting period end date. Revenue and expenses are translated using weighted average rates prevailing during each reporting period, and stockholders’ equity (deficit) is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income or expense.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Foreign currency exchange gains and losses resulting from these transactions are included in operations.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The exchange rates used for foreign currency translation are as follows:

		For the Years Ended June 30,
		2021	2020
		(USD to RMB/ USD to HKD)	(USD to RMB)
Assets and liabilities	period end exchange rate	6.4579/7.7652	7.0697
Revenue and expenses	period weighted average	6.6228/7.7562	7.0319

F.	Concentration of credit risk

The Company maintains cash in state-owned banks in China. In China, the insurance coverage of each bank is RMB500,000 (approximately USD$77,000). As of June 30, 2021, the Company had $74,512 cash in excess of the insured amount.

During the year ended June 30, 2021, and 2020, no customers generated more than 10% of revenue.

G.	Cash and cash equivalents

Cash consists of cash on hand and bank deposits, which are unrestricted as to withdrawal and use. All highly liquid investments with original stated maturity of three months or less are classified as cash and cash equivalents. Cash equivalents approximate or equal fair value due to their short-term nature. The Company’s cash and cash equivalents consist of cash on hand and cash in bank as of June 30, 2021 and 2020.

H.	Property and equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations when incurred, while additions and betterments are capitalized. Depreciation is recorded on a straight-line basis over the useful lives of the assets. When assets are retired or disposed, the asset’s original cost and related accumulated depreciation are eliminated from those accounts and any gain or loss is reflected in income.

The Company capitalizes certain costs associated with the acquisition of software. Once the software is ready for its intended use, these costs are amortized on a straight-line basis over the software’s expected useful life.

The estimated useful lives for property and equipment categories are as follows:

Office equipment and furniture	3 years
Leasehold Improvements	1.8-5 years

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

I.	Fair value measurements

The Company applies the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 820, Fair Value Measurements (“ASC 820”), for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining the fair value for the assets and liabilities required or permitted to be recorded, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices, other than those in Level 1, in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability,

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

There were no transfers between level 1, level 2 or level 3 measurements for the years ended June 30, 2021 and 2020.

Financial assets and liabilities of the Company primarily comprise of cash, prepayments, other receivables, due from related parties, accounts payable and accrued expenses, payroll payable, tax payable and other payables. As of June 30, 2021 and 2020, the carrying values of these financial instruments approximated their fair values due to the short-term maturity of these instruments.

J.	Segment information and geographic data

The Company is operating in one segment in accordance with the accounting guidance in FASB ASC Topic 280, Segment Reporting. The company’s revenues are from customers in People’s Republic of China (“PRC”). All assets of the Company are located in the PRC.

K.	Revenue recognition

The Company adopted FASB ASC Section 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the sales of products and services by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

The Company recognizes revenue when the amount of revenue can be reliably measured, it is probable that economic benefits will flow to the entity, and specific criteria have been met for each of the Company’s activities as described below.

Service Revenue

The Company provides preventative healthcare consulting services. The Company’s policy is to recognize the revenue when service is provided, at that time the sold healthcare service package, ownership and risk of loss have been transferred to the customer. Accordingly, revenue is recognized at the point in time when the service is provided.

The Company sells healthcare service package to a customer which represents the rights to services purchased by the Company. The delivery of healthcare service package to a customer represents a single performance obligation. The Company typically collects fees before delivery of healthcare service package. The transaction price represents a single purchase price for each performance obligation.

Amounts received from a customer before the delivery of healthcare service package are recorded as deposits received on the Consolidated Balance Sheets. Revenue is recognized when the healthcare service package has been delivered the customer as no remaining performance obligation after the delivery of healthcare service package. The healthcare package does not include the right of return.

Cost of revenue consists primarily of the cost of healthcare service package purchased from third party healthcare service providers to fulfill a contract with a customer, and no asset was recognized from the costs incurred to obtain or fulfill a contract with a customer.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

L.	Income taxes

The Company follows FASB ASC Section 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740-10-30 requires income tax positions to meet a more-likely-than-not recognition threshold to be recognized in the financial statements. Under ASC 740-10-30, tax positions that previously failed to meet the more-likely-than-not threshold should be recognized in the first subsequent financial reporting period in which that threshold is met.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities or the deferred tax asset valuation allowance.

As a result of the implementation of ASC 740-10, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by ASC 740-10. The Company recognized no material adjustments to liabilities or shareholder’s equity as a result of the implementation.

M.	Earnings (loss) per share

The Company computes earnings (loss) per share (“EPS”) in accordance with ASC 260, Earnings Per Share. ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income (loss) divided by the weighted average common shares outstanding during the period.

Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of contracts to issue ordinary common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. The computation of diluted EPS includes the estimated impact of the exercise of contracts to purchase common stock using the treasury stock method and the potential shares of converted common stock associated with the convertible debt using the if-converted method. Potential common shares that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from the calculation of diluted EPS.

N.	Risks and uncertainties

In March 2020, the World Health Organization (“WHO”) declared the coronavirus (COVID 19), a global pandemic and public health emergency. The WHO has recommended containment and mitigation measures worldwide and domestically, self-isolation and shelter-in-place requirements have been or are being put in place. At this point, the Company cannot reasonably estimate the length or severity of this pandemic, or the extent to which this disruption may impact its financial statements and future results of operations. Our future business outlook and expectations are very uncertain due to the impact of the COVID-19 outbreak and are very difficult to quantify. It is difficult to assess or predict the impact of this unprecedented event on our business, financial results or financial condition.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

O.	Recently adopted accounting pronouncements

Revenue

In March 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-08, Revenue from Contracts with Customers (Section 606): Principal versus Agent Considerations (reporting revenue gross versus net). The amendment in this update affects entities with transactions included within the scope of ASC 606, The scope of 606 includes entities that enter into contracts with customers to transfer goods or services (that are an output of the entity’s ordinary activities) in exchange for consideration. The amendments are intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016-10, the amendments in ASU 2016-10 provide more detailed guidance, including additional implementation guidance and examples in the following key areas: 1) identifying performance obligations and 2) licenses of intellectual property. In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Section 606): Narrow-Scope Improvements and Practical Expedients (“ASU 2016-12”). The amendments do not change the core principles of the standard, but clarify the guidance on assessing collectability, presenting sales taxes, measuring noncash consideration and certain transition matters. This update becomes effective concurrently with ASU No. 2014-09. The Company adopted ASU 2016-12 since established. There was no impact on the Company’s financial statements as a result of adopting 606 for the year ended June 30, 2021 and 2020.

Leases

In July 2018, the FASB issued ASU No. 2018-11, Leases (Section 842): Targeted Improvements, which provides an additional, optional transition method related to implementing the new leases standard. ASU 2018-11 provides that companies can initially apply the new lease standard at adoption and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.

The new leasing standard requires recognition of leases on the consolidated balance sheets as right-of-use (“ROU”) assets and lease liabilities. ROU assets represent the Company’s right to use underlying assets for the lease terms and lease liabilities represent the Company’s obligation to make lease payments arising from the leases. Operating lease ROU assets and operating lease liabilities are recognized based on the present value and future minimum lease payments over the lease term at commencement date. The Company’s future minimum based payments used to determine the Company’s lease liabilities mainly include minimum based rent payments. As most of the Company’s leases do not provide an implicit rate, the Company uses its estimated incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

The adoption of ASC 842 had no substantial impact on the Company’s consolidated balance sheets. The most significant impact was the recognition of the operating lease right-of-use assets and lease liabilities for operating leases (see Note 7). The adoption of ASC 842 did not result in a cumulative-effect adjustment to the opening balance of accumulated deficit. In addition, the adoption of the standard did not have a material impact on the Company’s results of operations or cash flows. Operating lease cost is recognized as a single lease cost on a straight-line basis over the lease term and is recorded in selling, general and administrative expenses. Variable lease payments for common area maintenance, property taxes and other operating expenses are recognized as expense in the period when the changes in facts and circumstances on which the variable lease payments are based occur.

We do not believe that other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

NOTE 3. PREPAYMENTS AND DEFERRED EXPENSES

Prepayments and deferred expenses primarily include prepaid decoration and products in advance to suppliers. As of June 30, 2021 and 2020, prepayments and deferred expenses were $8,786 and $0, respectively.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PROPERTY AND EQUIPMENT

At June 30, 2021 and 2020, property and equipment, at cost, consisted of:

	June 30,	June 30,
	2021	2020

Office equipment and furniture	$35,058	$-
Leasehold improvement	34,623	-
Total	69,681	-
Accumulated depreciation	2,556	-
Total property and equipment, net	$67,125	$-

The Company recorded depreciation expense of $2,492 and $0 for the years ended June 30, 2021 and 2020, respectively.

NOTE 5. RELATED PARTY TRANSACTIONS

Due from related parties

Due from related parties consists of the following:

Name of related parties	June 30, 2021	June 30, 2020
Zhang Liang	$4,034	$-
Zhou Hongxiao	26,549	-
	$30,583	$-

Zhang Liang is the President, Chairman of the Board, director and a shareholder of Longduoduo, and Zhou Hongxiao is the CEO of Longduoduo. These advances due from related parties were unsecured, repayable on demand, and bear no interest.

NOTE 6. INCOME TAXES

United States

Longduoduo is subject to the U.S. corporation tax rate of 21%.

Hong Kong

Longduoduo HK was incorporated in Hong Kong and is subject to Hong Kong profits tax. Longduoduo HK is subject to Hong Kong taxation on its activities conducted in Hong Kong and income arising in or derived from Hong Kong. The applicable statutory tax rate is 16.5%. The Company did not have any income (loss) subject to the Hong Kong profits tax.

China

Longduoduo Health Technology and subsidiaries are subject to a 25% standard enterprise income tax in the PRC. There was no provision for income taxes for the year ended June 30, 2021 and 2020.

A reconciliation of income before income taxes for domestic and foreign locations for the years ended June 30, 2021, and 2020 is as follows:

	For the years ended June 30,
	2021	2020
United States	$82,551	$-
Foreign	295,653	-
Loss before income taxes	$378,204	$-

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The difference between the U.S. federal statutory income tax rate and the Company’s effective tax rate was as follows:

	June 30	June 30
	2021	2020
Income tax (benefit) at USA statutory rate	(21)%	(21)%
U.S. valuation allowance	21%	21%
Income tax (benefit) at PRC statutory rate	(25)%	(25)%
PRC valuation allowance	25%	25%
Effective combined tax rate	(0)%	(0)%

The Company did not recognize deferred tax assets since it is not likely to realize such deferred taxes. The deferred tax would apply to Longduoduo in the U.S. and Longduoduo Health Technology and subsidiaries in China.

As of June 30, 2021, Longduoduo Health Technology and its subsidiaries has total net operating loss carry forwards of approximately $295,653 in the PRC that expire through 2026. Due to the uncertainty of utilizing these carry forwards, the Company provided a 100% allowance on all deferred tax assets of approximately $73,913 and $0 related to its operations in the PRC as of June 30, 2021 and 2020, respectively. The PRC valuation allowance has increased by approximately $73,913 and $0 for the year ended June 30, 2021, and 2020, respectively.

The Company has incurred losses from its United States operations during the year ended June 30, 2021 of approximately $82,551. The Company’s United States operations consist solely of ownership of its foreign subsidiaries, and the losses arise from administration expenses. Accordingly, management provided a 100% valuation allowance of approximately $17,336 against the deferred tax assets related to the Company’s United States operations as of June 30, 2021, because the deferred tax benefits of the net operating loss carry forwards in the United States are not likely to be utilized. The US valuation allowance has increased by approximately $17,336 for the year ended June 30, 2021.

Longduoduo is subject to examination by the Internal Revenue Service (IRS) in the United States as well as by the taxing authorities in China, where the firm has significant business operations. The tax years under examination vary by jurisdiction. The table below presents the earliest tax year that remain subject to examination by major jurisdiction.

The year as of
U.S. Federal	June 30, 2021
China	June 30, 2020

NOTE 7. LEASE

Operating Lease Agreements – On March 31, 2021 the Company leased office space (approximately 1500 square meters) under non-cancellable operating lease agreement with a third party Wudun Qiqige, in Ordos. Under the terms of the agreement, the Company is committed to make total lease payments of $108,394, or RMB 700,000, pay off by one time for the lease period from April 1, 2021 to March 31, 2023. As of June 30, 2021, the payment has not been made.

Leases with an initial term of 12 months or less are not recorded on the balance sheet. Operating lease cost is recognized as a single lease cost on a straight-line basis over the lease term and is recorded in selling, general and administrative expenses. For lease agreements entered into or reassessed after the adoption of Topic 842, the Company did not combine lease and non-lease components.

Most leases do not include options to renew. The exercise of lease renewal options has to be agreed by the lessors. The depreciable life of assets and leasehold improvements are limited by the term of leases, unless there is a transfer of title or purchase option reasonably certain of exercise. Lease expense is recognized on a straight-line basis over the term of the lease. Lease expense related to these noncancelable operating leases was $13,212 and $0 for the year ended June 30, 2021 and 2020, respectively.

Balance sheet information related to the Company’s leases is presented below:

June 30, 2021
Assets
Operating lease right of use assets	$91,198
Liabilities
Operating lease liabilities – current	$51,185
Operating lease liabilities – non-current	40,013
Total Operating lease liabilities	$91,198

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following provides details of the Company’s lease expenses:

For the year Ended
June 30, 2021
Operating lease expenses	$13,212

Other information related to leases is presented below:

For the year Ended
June 30, 2021
Cash Paid for Amounts Included in Measurement of Liabilities:
Operating cash flows from operating leases	$-
Weighted Average Remaining Lease Term:
Operating leases	1.75 years
Weighted Average Discount Rate
Operating leases	4.75%

As most of the Company’s leases do not provide an implicit rate, the Company uses 1-5 years borrowing rate from bank of 4.75% based on the information available at commencement date in determining the present value of lease payments.

Maturities of lease liabilities were as follows:

For the year ending June 30:
2022	$54,197
2023	40,648
Total lease payments	94,845
Less: imputed interest	3,647
Total lease liabilities	$91,198

Under the terms of the agreement, the Company should pay off the lease payments of $108,394, or RMB 700,000, by issuing the common stock of Longduoduo to the lessor. The aggregate 3,000,000 common shares pursuant to the lease agreement were issued in October, 2021.

NOTE 8. CONTINGENCIES

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

The Company was not subject to any material loss contingency as of June 30, 2021 and 2020.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. BASIC AND DILUTED EARNINGS PER SHARE

Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares comprise shares issuable upon the exercise of share-based awards, using the treasury stock method. The reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for income from continuing operations is shown as follows:

	For the year Ended June 30,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(328,626)	$—
Denominator:
Basic and diluted weighted-average number of shares outstanding	164,420,147	164,420,147
Net income per share:
Basic and diluted	$(0.002)	$0.00

NOTE 10. NON-CONTROLLING INTERESTS

Qingguo, Chengheng and Rongbin are the Company’s majority-owned subsidiary which are consolidated in the Company’s financial statements with non-controlling interests recognized. The Company holds 90%, 80% and 80% interest of Qingguo, Chengheng and Rongbin as of June 30, 2021, respectively.

As of June 30, 2021 and 2020, the non-controlling interests in the consolidated balance sheet was $(50,845) and $0, respectively. For year ended June 30, 2021, the comprehensive loss attributable to common stockholders and non-controlling interests were $334,908 and $50,845, respectively. For the year ended June 30, 2020, the comprehensive loss attributable to common stockholders and non-controlling interests were $0.

NOTE 11. SUBSEQUENT EVENTS

On July 1, 2021, Inner Mongolia Tianju Health Consulting Company Limited (“Tianju”) was registered in Inner Mongolia, China. Longduoduo Health Technology controlled 51% of the ownership of Tianju since established.

On July 26, 2021, Longduoduo HK issued a total of 600 shares to Eden Hall Global Capital Cp., Ltd. for service compensation expense of $914,400.

On July 26, 2021, Longduoduo HK issued a total of 3,822 shares to 32 sales agents for service compensation expense of $5,824,728.

Management has evaluated subsequent events through the date which the consolidated financial statements were available to be issued. All subsequent events requiring recognition as of June 30, 2021 have been incorporated into these consolidated financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2022	June 30, 2021
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$161,813	$273,116
Accounts receivable, net	3,430	-
Other receivables	39,935	42,992
Prepayments	40,064	8,786
Inventories	23,282	-
Due from related parties	-	30,583
Total current assets	268,524	355,477
Property and equipment, net	130,090	67,125
Right-of-use assets	104,162	91,198
Total assets	$502,776	$513,800

Liabilities and Deficit
Current Liabilities:
Accounts payable	$50,896	$180,113
Deferred revenue	742,046	441,219
Accrued expenses	82,350	119,406
Due to related parties	167,622	-
Loan from third party	55,178	-
Security deposits	122,487	-
Other payables	97,126	58,061
Operating lease liabilities, current	36,372	51,185
Other current liabilities	6,260	8,850
Total current liabilities	1,360,337	858,834
Operating lease liabilities, less current portion	12,612	40,013
Total liabilities	1,372,949	898,847

Deficit:
Preferred stock; $0.001 par value, 30,000,000 shares authorized, no share issued and outstanding at March 31, 2022 and June 30, 2021	-	-
Common stock; $0.001 par value, 500,000,000 shares authorized; 300,000,000 and 164,420,147 shares issued and outstanding at March 31, 2022 and June 30, 2021, respectively	300,000	164,420
Additional paid-in capital	6,592,234	(163,714)
Accumulated deficit	(7,656,505)	(328,626)
Accumulated other comprehensive loss	(15,527)	(6,282)
Total stockholders’ deficit	(779,798)	(334,202)
Non-controlling interest	(90,375)	(50,845)
Total deficit	(870,173)	(385,047)
Total liabilities and deficit	$502,776	$513,800

The accompanying notes are an integral part of these consolidated financial statements.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2022	2021	2022	2021

Revenues:
Service revenue	$421,138	$-	$2,092,343	$-
Product revenue	300,319		300,319
Other revenue	2,821	-	9,895	-
Total revenues	724,278	-	2,402,557	-
Cost of revenues:
Cost of service	157,752	-	683,442	-
Cost of product	47,134	-	47,134	-
Total cost of revenues	204,886	-	730,576	-
Gross profit	519,392	-	1,671,981	-

Selling, general and administrative expenses	620,300	-	9,034,484	-
Loss from operations	(100,908)	-	(7,362,503)	-
Other expense, net	(552)	-	(3,386)	-
Loss before provision for income taxes	(101,460)	-	(7,365,889)	-
Income tax expense	1	-	229	-
Net loss	(101,461)	-	(7,366,118)	-
Less: net income (loss) attributable to non-controlling interests	3,544	-	(38,239)	-
Net loss attributable to common stockholders	$(105,005)	$-	$(7,327,879)	$-

Comprehensive loss:
Net loss	$(101,461)	$-	$(7,366,118)	$-
Foreign currency translation adjustment	(922)	-	(10,536)	-
Comprehensive loss	(102,383)	-	(7,376,654)	-
Less: comprehensive income (loss) attributable to non-controlling interests	3,487	-	(39,530)	-
Comprehensive loss attributable to the common stockholders	$(105,870)	$-	$(7,337,124)	$-

Basic and diluted loss per share	$(0.0004)	$-	$(0.0303)	$-
Weighted average number of shares outstanding	300,000,000	164,420,147	241,894,622	164,420,147

The accompanying notes are an integral part of these consolidated financial statements.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT

(UNAUDITED)

	Common stock		Additional		Accumulated Other	Total	Non-
	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Comprehensive Loss	Stockholder’ Deficit	controlling Interest	Total Deficit
Balance at June 30, 2020	164,420,147	$164,420	$(163,714)	$-	$-	$706	$-	$706
Net loss	-	-	-	-	-	-	-	-
Balance at September 30, 2020	164,420,147	164,420	(163,714)	-	-	706	-	706
Net loss	-	-	-	-	-	-	-	-
Balance at December 31, 2020	164,420,147	164,420	(163,714)	-	-	706	-	706
Net loss
Balance at March 31, 2021	164,420,147	$164,420	$(163,714)	$-	$-	$706	$-	$706

	Common stock		Additional		Accumulated Other	Total	Non-
	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Comprehensive Loss	Stockholder’ Deficit	controlling Interest	Total Deficit
Balance at June 30, 2021	164,420,147	$164,420	$(163,714)	$(328,626)	$(6,282)	$(334,202)	$(50,845)	$(385,047)
Net loss	-	-	-	(6,934,847)	-	(6,934,847)	(26,297)	(6,961,144)
Stock-based compensation	-	-	6,739,128	-	-	6,739,128	-	6,739,128
Shares issued for lease payment	-	-	106,680	-	-	106,680	-	106,680
Shares issued for the payment of purchasing furniture	-	-	15,240	-	-	15,240	-	15,240
Shares issued for cash	-	-	30,480	-	-	30,480	-	30,480
Foreign currency translation adjustment	-	-	-	-	(323)	(323)	(51)	(374)
Balance at September 30, 2021	164,420,147	164,420	6,727,814	(7,263,473)	(6,605)	(377,844)	(77,193)	(455,037)
Net loss	-	-	-	(288,027)	-	(288,027)	(15,486)	(303,513)
Stock-based compensation	132,579,853	132,580	(132,580)	-	-	-	-	-
Shares issued for lease payment	2,100,000	2,100	(2,100)	-	-	-	-	-
Shares issued for the payment of purchasing furniture	300,000	300	(300)	-	-	-	-	-
Shares issued for cash	600,000	600	(600)	-	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	(8,057)	(8,057)	(1,183)	(9,240)
Balance at December 31, 2021	300,000,000	300,000	6,592,234	(7,551,500)	(14,662)	(673,928)	(93,862)	(767,790)
Net loss	-	-	-	(105,005)	-	(105,005)	3,544	(101,461)
Foreign currency translation adjustment	-	-	-	-	(865)	(865)	(57)	(922)
Balance at March 31, 2022	300,000,000	$300,000	$6,592,234	$(7,656,505)	$(15,527)	$(779,798)	$(90,375)	$(870,173)

The accompanying notes are an integral part of these consolidated financial statements

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities
Net loss	$(7,366,118)	$-
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	46,973	-
Operating lease expense	65,968	-
Stock compensation expense	6,739,128	-
Changes in operating assets and liabilities:
Accounts receivable	(3,397)	-
Other receivables	(27,428)	-
Prepayments	(30,820)	-
Inventories	(22,963)	-
Due from related parties	35,889	-
Accounts payable and accrued expenses	(169,066)	-
Deferred revenue	290,030	-
Due to related parties	159,754	-
Security deposits	121,311	-
Other payables	95,683	-
Payment of operating lease liabilities	(24,982)	-
Other current liabilities	(2,550)	-
Net cash used in operating activities	(92,588)	-

Cash Flows from Investing Activities
Purchase of property, plant and equipment	(108,130)	-
Net cash used in investing activities	(108,130)	-

Cash Flows from Financing Activities
Shares issued for cash	31,228	-
Proceeds from short-term borrowing from third party	54,648	-
Net cash provided by Financing Activities	85,876	-

Effect of exchange rate fluctuation on cash and cash equivalents	3,539	-
Net decrease in cash and cash equivalents	(111,303)	-

Cash and cash equivalents, beginning of period	273,116	-
Cash and cash equivalents, end of period	$161,813	$-

Supplemental Non-Cash Investing and Financing Activities
Share issuance for lease payment	$106,680	$-
Share issuance in exchange for equipment	$15,240	$-
Right-of-use assets obtained in exchange for new operating lease liabilities	$70,914	$-

Supplemental disclosure of cash flow information
Cash paid for income taxes	$11,678	$-
Cash paid for interest expense	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

LONGDUODUO COMPANY LIMITED (“Longduoduo”, together as a group with Longduoduo’s subsidiaries was referred to the “Company” or “we”) was incorporated in the State of Nevada on October 25, 2021. The Company provides comprehensive and high-quality preventive healthcare solutions including a wide range of preventive healthcare services, including disease screening healthcare treatment, healthcare products and other services through a network of third-party healthcare service providers.

Longduoduo’s subsidiaries include:

●	Longduoduo Company Limited (Hong Kong) (“Longduoduo HK”), which was established on July 26, 2021 under the laws of Hong Kong. On October 26, 2021, Longduoduo issued 300,000,000 shares of its common stock to the original shareholders of Longduoduo HK, in exchange for 100% of the outstanding shares of Longduoduo HK (the “Share Exchange”).

●	Longduoduo Health Technology Company Limited (“Longduoduo Health Technology”), a privately held Limited Company registered in Inner Mongolia, China on August 20, 2020. On August 16, 2021, Longduoduo HK acquired 100% of the ownership of Longduoduo Health Technology from the original shareholders of Longduoduo Health Technology.

●	Inner Mongolia Qingguo Health Consulting Company Limited (“Qingguo”), a privately held Limited Company registered in Inner Mongolia, China on June 18, 2020. On September 8, 2020, Longduoduo Health Technology acquired 90% of the ownership of Qingguo from the original shareholders of Qingguo.

●	Inner Mongolia Rongbin Health Consulting Company Limited (“Rongbin”), a privately held Limited Company registered in Inner Mongolia, China. On March 18, 2021. Longduoduo Health Technology controlled 80% of the ownership of Rongbin since established.

●	Inner Mongolia Chengheng Health Consulting Company Limited (“Chengheng”), a privately held Limited Company registered in Inner Mongolia, China on April 9, 2021. Longduoduo Health Technology controlled 80% of the ownership of Chengheng since established.

●	Inner Mongolia Tianju Health Consulting Company Limited (“Tianju”), a privately held Limited Company registered in Inner Mongolia, China on July 5, 2021. Longduoduo Health Technology has controlled 51% of Tianju since inception.

The transactions summarized above are treated in the Company’s financial statements as a corporate restructuring (reorganization) of entities under common control, as each of the seven entities have at all times been under the control of Mr. Zhang Liang. Therefore, in accordance with ASC 805-50-45-5, the current capital structure has been retroactively presented in prior periods as if such structure existed at that time, and the entities under common control are presented on a combined basis for all periods. Since all of the subsidiaries were under common control for all periods presented, the results of these subsidiaries are included in the Company’s financial statements for all periods presented.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Going concern

Management has determined there is substantial doubt about the Company’s ability to continue as a going concern as a result of lack of significant revenues and recurring losses. If the Company is unable to generate significant revenue or secure additional financing, it may be required to cease or curtail its operations. The accompanying consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

The Company’s operations have been financed primarily by advances and loans from related parties. Zhang Liang, the president, chairman of the board, director and a shareholder of Longduoduo, will provide support in the future if needed.

Management intends to expand product offerings and increase the Company’s customers, so as to have a stable base for competition. In this manner, Management hopes to generate sufficient operating cash inflow to support its future operations and development of the Company in addition to capital raised from shareholders’ support.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

B.	Basis of presentation

The accompanying consolidated financial statements are expressed in U.S. Dollars and have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

C.	Principles of consolidation

The consolidated financial statements include the accounts of Longduoduo and its subsidiaries. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of these subsidiaries.

Longduoduo’s subsidiaries as of March 31, 2022 are listed as follows:

Name	Place of Incorporation	Attributable equity interest %	Authorized capital
Longduoduo Company Limited	Hong Kong	100	HK$10,000
Longduoduo Health Technology Company Limited	China	100	0
Inner Mongolia Qingguo Health Consulting Company Limited	China	90	0
Inner Mongolia Rongbin Health Consulting Company Limited	China	80	0
Inner Mongolia Chengheng Health Consulting Company Limited	China	80	0
Inner Mongolia Tianju Health Consulting Company Limited	China	51	0

D.	Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. Actual results could differ from these estimates.

E.	Functional currency and foreign currency translation

An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. The functional currency of the Company is the Chinese Renminbi (“RMB’), except the functional currency of Longduoduo HK and Longduoduo is the United States dollar (“US Dollars” or “$”). The reporting currency of these consolidated financial statements is in US Dollars.

Longduoduo’s subsidiaries that are prepared using the RMB, are translated into the Company’s reporting currency, the US Dollar. Assets and liabilities are translated using the exchange rate at each reporting period end date. Revenue and expenses are translated using weighted average rates prevailing during each reporting period, and stockholders’ equity (deficit) is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income or expense.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Foreign currency exchange gains and losses resulting from these transactions are included in operations.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The exchange rates used for foreign currency translation are as follows:

For the Nine Months Ended March 31,
		2022	2021
		(USD to RMB/ USD to HKD)	(USD to RMB/ USD to HKD)
Assets and liabilities	period end exchange rate	6.3431/7.7744	6.5565/7.7744
Revenue and expenses	period weighted average	6.4046/7.7907	6.6770/7.7531

F.	Concentration of credit risk

The Company maintains cash in state-owned banks in China. In China, the insurance coverage of each bank is RMB500,000 (approximately USD$78,800). As of March 31, 2022, the Company had $nil cash in excess of the insured amount.

During the nine months ended March 31, 2022, and 2021, no customers generated more than 10% of revenue.

G.	Cash and cash equivalents

Cash consists of cash on hand and bank deposits, which are unrestricted as to withdrawal and use. All highly liquid investments with original stated maturity of three months or less are classified as cash and cash equivalents. Cash equivalents approximate or equal fair value due to their short-term nature. The Company’s cash and cash equivalents consist of cash on hand and cash in bank as of March 31, 2022 and June 30, 2021.

H.	Accounts receivable

Accounts receivable are recorded at invoiced amounts. Management regularly reviews the allowance by considering certain factors such as credit quality, age of accounts receivable balances and current economic conditions that may affect a customer’s ability to pay. No allowances for doubtful accounts was established as of March 31, 2022 and June 30, 2021.

I.	Inventories

The Company’s inventories primarily consist of merchandise such as healthcare products and are stated at the lower of cost or net realizable value. Cost is determined using a weighted average. The Company reviews its inventories regularly for possible obsolete goods and establishes reserves when determined necessary. No reserve for inventory was established as of March 31, 2022 and June 30, 2021.

J.	Property and equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations when incurred, while additions and betterments are capitalized. Depreciation is recorded on a straight-line basis over the useful lives of the assets. When assets are retired or disposed, the asset’s original cost and related accumulated depreciation are eliminated from those accounts and any gain or loss is reflected in income.

The Company capitalizes certain costs associated with the acquisition of software. Once the software is ready for its intended use, these costs are amortized on a straight-line basis over the software’s expected useful life.

The estimated useful lives for property and equipment categories are as follows:

Office equipment and furniture	3 years
Leasehold Improvements	1-5 years

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

K.	Fair value measurements

The Company applies the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 820, Fair Value Measurements (“ASC 820”), for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received when selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining the fair value for the assets and liabilities required or permitted to be recorded, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices, other than those in Level 1, in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability,

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

There were no transfers between level 1, level 2 or level 3 measurements for the nine months ended March 31, 2022 and 2021.

Financial assets and liabilities of the Company primarily comprise of cash, prepayments, inventories, other receivables, due from related parties, accounts payable and accrued expenses, due to related parties, payroll payable, tax payable and other payables. As of March 31, 2022 and June 30, 2021, the carrying values of these financial instruments approximated their fair values due to the short-term maturity of these instruments.

L.	Segment information and geographic data

The Company is operating in one segment in accordance with the accounting guidance in FASB ASC Topic 280, Segment Reporting. The company’s revenues are from customers in People’s Republic of China (“PRC”). All assets of the Company are located in the PRC.

M.	Revenue recognition

The Company adopted FASB ASC Section 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the sales of products and services by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

The Company recognizes revenue when the amount of revenue can be reliably measured, it is probable that economic benefits will flow to the entity, and specific criteria have been met for each of the Company’s activities as described below.

Service and Product Revenue

The Company sells healthcare package, including healthcare consulting services and healthcare products. Customers may purchase healthcare services package, or healthcare services combined with nutritional products. Currently all sales of products are bundled with healthcare services. The combination of services and products are generally capable of being distinct and accounted for as separate performance obligations. For the sale of healthcare package that includes services and products, the Company allocates revenues based on their relative selling prices.

The Company sells healthcare service package to a customer which represents the rights to services purchased by the Company. The delivery of healthcare service package to a customer represents a separate performance obligation. The Company’s policy is to recognize the service revenue when service is provided, at that time the sold healthcare service package, ownership and risk of loss have been transferred to the customer. Accordingly, revenue is recognized at the point in time when the service is provided. Service revenue is recognized when the healthcare service package has been delivered to the customer as no remaining performance obligation after the delivery of healthcare service package.

Management regularly reviews the sales return and allowance based on historical experience. Any subsequent sales return and cancellations are recognized upon notification from the customers. The amount of sales return allowance for the sale of healthcare service package amounted to $0 as of March 31, 2022 and June 30, 2021. Management’s estimated sales return were 0.87% and 0%, respectively, of the total service revenue for the nine months ended March 31, 2022 and 2021.

Product revenue mainly resulted from the sale of healthcare and nutritional products, including Collagen peptide, Calcium tablet and other products. The Company recognized revenue when the product has been delivered, ownership and risk of loss have been transferred to the customer. The Company accepts returns in case of the products are well packaged and can be resold. Management regularly reviews the sales return and allowance based on historical experience. The amount of sales return allowance for the sale of healthcare products amounted to $0 as of March 31, 2022 and June 30, 2021. Management’s estimated sales return were 0.96% and 0%, respectively, of the total product revenue for the nine months ended March 31, 2022 and 2021.

The Company typically collects fees before delivery of healthcare package. Amounts received from a customer before the delivery of healthcare package are recorded as deferred revenue on the Consolidated Balance Sheets.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Cost of Revenues

Cost of service consists primarily of the cost of healthcare service package purchased from third party healthcare service providers to fulfill a contract with a customer, and no asset was recognized from the costs incurred to obtain or fulfill a contract with a customer.

Cost of products consists primarily of the cost of healthcare products purchased from suppliers. Cost of products is recognized when the product has been delivered to the customer.

N.	Income taxes

The Company follows FASB ASC Section 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740-10-30 requires income tax positions to meet a more-likely-than-not recognition threshold to be recognized in the financial statements. Under ASC 740-10-30, tax positions that previously failed to meet the more-likely-than-not threshold should be recognized in the first subsequent financial reporting period in which that threshold is met.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings. Therefore, the actual liability may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities or the deferred tax asset valuation allowance.

As a result of the implementation of ASC 740-10, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by ASC 740-10. The Company recognized no material adjustments to liabilities or shareholder’s equity as a result of the implementation.

O.	Earnings (loss) per share

The Company computes earnings (loss) per share (“EPS”) in accordance with ASC 260, Earnings Per Share. ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income (loss) divided by the weighted average common shares outstanding during the period.

Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of contracts to issue ordinary common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. The computation of diluted EPS includes the estimated impact of the exercise of contracts to purchase common stock using the treasury stock method and the potential shares of converted common stock associated with the convertible debt using the if-converted method. Potential common shares that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from the calculation of diluted EPS.

P.	Risks and uncertainties

In March 2020, the World Health Organization (“WHO”) declared the coronavirus (COVID-19), a global pandemic and public health emergency. The WHO has recommended containment and mitigation measures worldwide and domestically, self-isolation and shelter-in-place requirements have been or are being put in place. At this point, the Company cannot reasonably estimate the length or severity of this pandemic, or the extent to which this disruption may impact its financial statements and future results of operations. Our future business outlook and expectations are very uncertain due to the impact of the COVID-19 outbreak and are very difficult to quantify. It is difficult to assess or predict the impact of this unprecedented event on our business, financial results or financial condition.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Q.	Recently adopted accounting pronouncements

Revenue

In March 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-08, Revenue from Contracts with Customers (Section 606): Principal versus Agent Considerations (reporting revenue gross versus net). The amendment in this update affects entities with transactions included within the scope of ASC 606, The scope of 606 includes entities that enter into contracts with customers to transfer goods or services (that are an output of the entity’s ordinary activities) in exchange for consideration. The amendments are intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016-10, the amendments in ASU 2016-10 provide more detailed guidance, including additional implementation guidance and examples in the following key areas: 1) identifying performance obligations and 2) licenses of intellectual property. In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Section 606): Narrow-Scope Improvements and Practical Expedients (“ASU 2016-12”). The amendments do not change the core principles of the standard, but clarify the guidance on assessing collectability, presenting sales taxes, measuring noncash consideration and certain transition matters. This update becomes effective concurrently with ASU No. 2014-09. The Company adopted ASU 2016-12 since established. The Company adopted ASC 606 since July 1, 2019.

Leases

In July 2018, the FASB issued ASU No. 2018-11, Leases (Section 842): Targeted Improvements, which provides an additional, optional transition method related to implementing the new leases standard. ASU 2018-11 provides that companies can initially apply the new lease standard at adoption and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.

The new leasing standard requires recognition of leases on the consolidated balance sheets as right-of-use (“ROU”) assets and lease liabilities. ROU assets represent the Company’s right to use underlying assets for the lease terms and lease liabilities represent the Company’s obligation to make lease payments arising from the leases. Operating lease ROU assets and operating lease liabilities are recognized based on the present value and future minimum lease payments over the lease term at commencement date. The Company’s future minimum based payments used to determine the Company’s lease liabilities mainly include minimum based rent payments. As most of the Company’s leases do not provide an implicit rate, the Company uses its estimated incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

The adoption of ASC 842 had no substantial impact on the Company’s consolidated balance sheets. The most significant impact was the recognition of the operating lease right-of-use assets and lease liabilities for operating leases (see Note 8). The adoption of ASC 842 did not result in a cumulative-effect adjustment to the opening balance of accumulated deficit. In addition, the adoption of the standard did not have a material impact on the Company’s results of operations or cash flows. Operating lease cost is recognized as a single lease cost on a straight-line basis over the lease term and is recorded in selling, general and administrative expenses. Variable lease payments for common area maintenance, property taxes and other operating expenses are recognized as expense in the period when the changes in facts and circumstances on which the variable lease payments are based occur.

We do not believe that other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

NOTE 3. PREPAYMENTS AND DEFERRED EXPENSES

Prepayments and deferred expenses primarily include prepaid consulting fees, prepayments to suppliers for decoration, and prepayment for healthcare services and products. As of March 31, 2022 and June 30, 2021, prepayments and deferred expenses were $40,064 and $8,786, respectively.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 4. PROPERTY AND EQUIPMENT

At March 31, 2022 and June 30, 2021, property and equipment, at cost, consisted of:

	March 31,	June 30,
	2022	2021

Office equipment and furniture	$109,320	$35,058
Leasehold improvement	70,801	34,623
Total	180,121	69,681
Accumulated depreciation	50,031	2,556
Total property and equipment, net	$130,090	$67,125

The Company recorded depreciation expense of $19,232 and $0 for the three months ended March 31, 2022 and 2021, respectively.

The Company recorded depreciation expense of $46,973 and $0 for the nine months ended March 31, 2022 and 2021, respectively.

NOTE 5. LOAN FROM THIRD PARTY

In March 2022, the Company had advances from a third party, Jinrong Health Technology (Hainan) Co., Ltd. for working capital purpose. The loans are non-interest bearing and due on demand. As of March 31, 2022, the outstanding loan balance was $55,178.

NOTE 6. RELATED PARTY TRANSACTIONS

Due from and due to related parties

Due from related parties consists of the following:

Name of related parties	March 31, 2022	June 30, 2021
Zhang Liang	$-	$4,034
Zhou Hongxiao	-	26,549
	$-	$30,583

Due to related parties consists of the following:

Name of related parties	March 31, 2022	June 30, 2021
Zhang Liang	$24,148	$-
Zhou Hongxiao	143,474	-
	$167,622	$-

Zhang Liang is the President, Chairman of the Board, director and a shareholder of Longduoduo. Zhou Hongxiao is the CEO of Longduoduo. These advances due from related parties and due to related parties were unsecured, repayable on demand, and bear no interest.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 7. INCOME TAXES

United States

Longduoduo is subject to the U.S. corporation tax rate of 21%.

Hong Kong

Longduoduo HK was incorporated in Hong Kong and is subject to Hong Kong profits tax. Longduoduo HK is subject to Hong Kong taxation on its activities conducted in Hong Kong and income arising in or derived from Hong Kong. The applicable statutory tax rate is 16.5%. The Company did not have any income (loss) subject to the Hong Kong profits tax.

China

Longduoduo Health Technology and subsidiaries are subject to a 25% standard enterprise income tax in the PRC. There was no provision for income taxes for the nine months ended March 31, 2022 and 2021.

A reconciliation of loss before income taxes for domestic and foreign locations for the three and nine months ended March 31, 2022, and 2021 is as follows:

	For the Three Months Ended March 31,
	2022	2021
United States	$21,259	$-
Foreign	80,201	-
Loss before income taxes	$101,460	$-

	For the Nine Months Ended March 31,
	2022	2021
United States	$83,966	$-
Foreign	7,281,923	-
Loss before income taxes	$7,365,889	$-

The difference between the U.S. federal statutory income tax rate and the Company’s effective tax rate was as follows:

	For the Nine Months Ended March 31,
	2022	2021
Income tax (benefit) at USA statutory rate	(21)%	(21)%
U.S. valuation allowance	21%	21%
Income tax (benefit) at PRC statutory rate	(25)%	(25)%
PRC valuation allowance	25%	25%
Effective combined tax rate	(0)%	(0)%

The Company did not recognize deferred tax assets since it is not likely to realize such deferred taxes. The deferred tax would apply to Longduoduo in the U.S. and Longduoduo Health Technology and subsidiaries in China.

As of March 31, 2022, Longduoduo Health Technology and its subsidiaries has total net operating loss carry forwards of approximately $816,603 in the PRC that expire through 2027. Due to the uncertainty of utilizing these carry forwards, the Company provided a 100% allowance on all deferred tax assets of approximately $204,151 and $0 related to its operations in the PRC as of March 31, 2022 and 2021, respectively. The PRC valuation allowance has increased by approximately $130,238 and $0 for the nine months ended March 31, 2022, and 2021, respectively.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Company has incurred losses from its United States operations during the nine months ended March 31, 2022 of approximately $83,966. The Company’s United States operations consist solely of ownership of its foreign subsidiaries, and the losses arise from administration expenses. Accordingly, management provided a 100% valuation allowance of approximately $34,969 against the deferred tax assets related to the Company’s United States operations as of March 31, 2022, because the deferred tax benefits of the net operating loss carry forwards in the United States are not likely to be utilized. The US valuation allowance has increased by approximately $17,633 for the nine months ended March 31, 2022.

The Company is subject to examination by the Internal Revenue Service (IRS) in the United States as well as by the taxing authorities in China, where the Company has significant business operations. The tax years under examination vary by jurisdiction. The table below presents the earliest tax year that remain subject to examination by major jurisdiction.

The year as of
U.S. Federal	June 30, 2021
China	June 30, 2020

NOTE 8. LEASE

Operating Lease Agreements - On March 31, 2021 the Company leased office space (approximately 1500 square meters) under non-cancellable operating lease agreement with a third party, Wudun Qiqige, in Ordos. Under the terms of the agreement, the Company is committed to make total lease payments of $106,680, or RMB 700,000, pay off by one time for the lease period from April 1, 2021 to March 31, 2023. On July 26, 2021, Longduoduo HK issued an aggregate of 100 shares of Longduoduo HK to the lessor, which includes the lease payment of approximately $106,680, or RMB 700,000. These shares were exchanged to 3,000,000 shares of Longduoduo in October 2021 upon the Share Exchange (see Note 1).

Operating Lease Agreements - On August 25, 2021 the Company leased a car under non-cancellable operating lease agreement with a third party, Zhengzhou Zhengdong New District Yijiu Rental Car. Under the terms of the agreement, the Company is committed to make total lease payments of $74,946, or RMB 480,000, committed to make lease payments of $3,123 per month for the lease period from August 25, 2021 to August 25, 2023.

Leases with an initial term of 12 months or less are not recorded on the balance sheet. Operating lease cost is recognized as a single lease cost on a straight-line basis over the lease term and is recorded in selling, general and administrative expenses. For lease agreements entered into or reassessed after the adoption of Topic 842, the Company did not combine lease and non-lease components.

Most leases do not include options to renew. The exercise of lease renewal options has to be agreed by the lessors. The depreciable life of assets and leasehold improvements are limited by the term of leases, unless there is a transfer of title or purchase option reasonably certain of exercise. Lease expense is recognized on a straight-line basis over the term of the lease. Lease expense related to these noncancelable operating leases was $65,968 and $0 for the nine months ended March 31, 2022 and 2021, respectively.

Balance sheet information related to the Company’s leases is presented below:

	March 31,	June 30,
	2021	2021
Assets
Operating lease right of use assets	$104,162	$91,198
Liabilities
Operating lease liabilities – current	$36,372	$51,185
Operating lease liabilities – non-current	12,612	40,013
Total operating lease liabilities	$48,984	$91,198

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following provides details of the Company’s lease expenses:

	For the Three Months Ended March 31,
	2022	2021
Operating lease expenses	$23,214	$—

	For the Nine Months Ended March 31,
	2022	2021
Operating lease expenses	$65,968	$—

Other information related to leases is presented below:

For the Nine Months Ended March 31, 2022
Cash Paid for Amounts Included in Measurement of Liabilities:
Operating cash flows from operating leases	$24,982
Weighted Average Remaining Lease Term:
Operating leases	1.4 years
Weighted Average Discount Rate
Operating leases	4.75%

As most of the Company’s leases do not provide an implicit rate, the Company uses 1-5 years borrowing rate from bank of 4.75% based on the information available at commencement date in determining the present value of lease payments.

Maturities of lease liabilities were as follows:

For the year ending June 30:
Remainder of 2022	$9,459
2023	37,836
2024	3,154
Total lease payments	50,449
Less: imputed interest	1,465
Total lease liabilities	$48,984

NOTE 9. CONTINGENCIES

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

The Company was not subject to any material loss contingency as of March 31, 2022 and June 30, 2021.

LONGDUODUO COMPANY LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 10. STOCKHOLDERS’ DEFICIT

On July 26, 2021, Longduoduo HK issued a total of 600 shares, or equivalent to 18,000,000 common shares of Longduoduo upon the Share Exchange, to Eden Hall Global Capital Cp., Ltd. for service compensation expense of $914,400.

On July 26, 2021, Longduoduo HK issued a total of 3,822 shares, or equivalent to 114,579,853 common shares of Longduoduo upon the Share Exchange, to 32 sales agents for service compensation expense of $5,824,728.

On July 26, 2021, Longduoduo HK issued a total of 100 shares, or equivalent to 3,000,000 common shares of Longduoduo upon the Share Exchange, to Wudun Qiqige (see Note 8) for the lease payment of approximately $106,680, or RMB 700,000, for the payment of purchasing furniture of approximately $15,240, or RMB 100,000, and for cash of approximately $30,480, or RMB 200,000.

NOTE 11. BASIC AND DILUTED EARNINGS PER SHARE

Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares comprise shares issuable upon the exercise of share-based awards, using the treasury stock method. The reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for income from continuing operations is shown as follows:

	For the Three Months Ended March 31,
	2022	2021
Numerator:
Net loss attributable to common stockholders	$(105,005)	$-
Denominator:
Basic and diluted weighted-average number of shares outstanding	300,000,000	164,420,147
Net loss per share:
Basic and diluted	$(0.0004)	$-

	For the Nine Months Ended March 31,
	2022	2021
Numerator:
Net loss attributable to common stockholders	$(7,327,879)	$-
Denominator:
Basic and diluted weighted-average number of shares outstanding	241,894,622	164,420,147
Net loss per share:
Basic and diluted	$(0.0303)	$-

NOTE 12. NON-CONTROLLING INTERESTS

Qingguo, Chengheng, Rongbin and Tianju are the Company’s majority-owned subsidiaries which are consolidated in the Company’s financial statements with non-controlling interests recognized. The Company holds 90%, 80%, 80% and 51% interest of Qingguo, Chengheng, Rongbin and Tianju as of March 31, 2022, respectively.

As of March 31, 2021 and June 30, 2021, the non-controlling interests in the consolidated balance sheet was $(90,375) and $(50,845), respectively.

For three months ended March 31, 2022, the comprehensive income (loss) attributable to common stockholders and non-controlling interests were $(105,870) and $3,487, respectively. For the three months ended March 31, 2021, the comprehensive loss attributable to common stockholders and non-controlling interests were $0.

For nine months ended March 31, 2022, the comprehensive loss attributable to common stockholders and non-controlling interests were $7,337,124 and $39,530, respectively. For the nine months ended March 31, 2021, the comprehensive loss attributable to common stockholders and non-controlling interests were $0.

NOTE 13. SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date which the consolidated financial statements were available to be issued. All subsequent events requiring recognition as of March 31, 2022 have been incorporated into these consolidated financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

Dealer Prospectus Delivery Obligation

Until 90 days from the effective date of this Registration Statement, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, sales person or other person to give you different information. This prospectus does not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this prospectus.

LONGDUODUO COMPANY LIMITED

146,079,853

Shares

of

Common Stock

PROSPECTUS

_______, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Name of Expense	Amount
Securities and Exchange Commission registration fee	$13,541.60
Transfer Agent Fees(1)	$2,000.00
Legal, accounting fees and expenses (1)	$85,000.00
Edgar filing, printing and engraving fees (1)	$2,000.00
Total (1)	$102,541.60

(1)	Estimated.

Indemnification of Directors and Officers

Section 607.0850 of the Nevada Business Corporation Act authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation against expenses reasonably incurred in connection with a proceeding to which he or she is a party by reason of the fact that he or she was or is a director, officer, employee or agent of the corporation, if such party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that with respect to any action which results in a judgment against the person and in favor of the corporation or with respect to an action in which it is determined that the person derived an improper personal benefit, the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 607.0850 of the Nevada Business Corporation Act further provides that indemnification shall be provided if the party in question is successful on the merits.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered sales of our securities since our inception on October 25, 2021. All of these sales were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering, or were exempt from registration pursuant to Regulation S. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates issued in such transactions and there were no investors who are citizens or residents of the United States. We relied on information from purchasers that they were accredited investors and/or such investors were provided adequate information and were otherwise determined to be suitable. In all cases, there was no public solicitation. The issuances of the securities described below were effected without the involvement of underwriters.

On October 26, 2021, we acquired One Hundred Percent (100%) of the issued and outstanding capital stock of Longduoduo Company Limited (“Longduoduo HK”), a privately held Limited Company registered in Hong Kong in exchange for 300,000,000 shares of our common stock paid to the 49 shareholders of Longduoduo HK. The shares were issued as follows:

Shareholder	Number of Shares
Zhang Liang*	153,920,147
Fan Meiying	1,000,000
Kou Yufei	1,000,000
Wang Weidong	1,000,000
Guo Rugang	1,000,000
Cui Lixiang	1,000,000
Meng Yuzhen	1,000,000
Yue Xiumei	1,000,000
Zhang Hua	1,000,000
Zhao Qingguo	1,000,000
Wu Yongli	1,000,000
Huo Haiqing	500,000
Chen Wentong	1,500,000
Xing Yanpeng	1,500,000
Xing Yan Hua	12,000,000
Xing Yanhui	3,000,000
Wang He	4,000,000
Wang Yujie	3,165,000
Li Qiaozhen	15,955,020
Guo Yanhua	3,184,144
Liu Jinping	817,580
Wang Weihua	4,664,097
Dai Ruixiang	322,144
Wang Li	2,119,750
Yan Miaoyi	869,962
Zhang Haifeng	532,000
Zhang Suxiang	3,887,598
Ni Yanhua	620,000
Zhang Xia	1,039,059
Wei Wenxing	637,850
Deng Weiping	378,500
Liu Jiazhong	15,271,905
Niu Shuhong	687,051
Huang Xiao	390,100
Chen Fengguang	662,776
Wang Hua	1,111,716
Wu Zhaoyong	6,465,922
Xu Huibo	1,060,000
Lu Yuewei	3,687,766
Guo Xiaozhen	16,766,741
Gao Ying	3,000,000
Li Yuqing	727,864
Duan Erfen	2,355,308
Wudun Qiqige	3,000,000
Yang Gaojun	5,000,000
Li Zhongfeng	5,000,000
Wang Junying	1,000,000
Zhang Wei	9,000,000
Zhang Yong	200,000
Total	300,000,000

*	Zhang Liang is the Chairman of the Board of Longduoduo

Exhibits and Financial Statement Schedules

(a) Exhibits:

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized, in Inner Mongolia, China on June 29, 2022.

LONGDUODUO COMPANY LIMITED.

By:	/s/ Zhou Hongxiao
	Name:	Zhou Hongxiao
	Title:	Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Kang Liping
	Name:	Kang Liping
	Title:	Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement, as amended, has been signed by the following persons in the capacities and on the dates indicated.

/s/ Zhang Liang	June 29, 2022
Zhang Liang
Chairman of the Board

/s/ Zhou Hongxiao	June 29, 2022
Zhou Hongxiao, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kang Liping	June 29, 2022
Kang Liping, Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation of Registrant (1)
3.2	Bylaws of Registrant (1)
5.1	Legal Opinion of Chen-Drake Law. (1)
5.2	Legal Opinion of Beijing Dentons Law Offices, LLP (4)
10.1	Share Exchange Agreement (1)
10.2	Leasing and Cooperation Agreement-Qingguo, dated March 26, 2021, by and between Inner Mongolia Qinguo Health Consulting Co., Ltd. and Hohhot Aihua Traditional Chinese Medicine Hospital (General Partnership) (1)
10.3	Leasing and Cooperation Agreement-Rongbin, dated October 15, 2020, by and between Longduoduo Health Technology Co., Ltd. and Batou Jinshi Zhongyi Nephropathy Hospital (1)
10.4	Leasing and Share Purchase Agreement-Chengheng, dated March 30, 2021, by and between Inner Mongolia Chengheng Health Consulting Co., Ltd. and Wudun Qiqige (1)
10.5	Cooperation Agreement -Chengheng, dated May 29, 2021, by and between Zhongyi Hospital Branch of Inner Mongolia Jiuzun Health Examination Co., Ltd and Inner Mongolia Chengheng Health Consulting Co., Ltd. (1)
10.6	Leasing and Cooperation Agreement-Tianju, dated June 20, 2021, by and between Ulanqab Mengzhong Rehabilitation TCM Hospital Co., Ltd and Longduoduo Health Technology Co., Ltd, dated July 5, 2021, by and between Longduoduo Health Technology Co., Ltd and Inner Mongolia Tianju Health Consulting Co., Ltd. (1)
10.7	Appointment Letter dated October 25, 2021, by and between Zhang Liang and Longduoduo Company Limited (1)
10.8	Appointment Letter dated October 25, 2021, by and between Zhou Hongxiao and Longduoduo Company Limited (1)
10.9	Agreement on the Shared Occupation of Xinhai Yihecheng Health Management Center (Club), dated August 28, 2021, by and between Xinhai Yihecheng Pension Operation Services Co., Ltd and Longduoduo Health Technology Co., Ltd. (2)
10.10	Equity Transfer Agreement of Inner Mongolia Qingguo Health Consulting Co., Ltd. (2)
10.11	Equity Transfer Agreement of Longduoduo Health Technology Co., Ltd. (2)
10.12	Subscription Agreement (2)
10.13	Cooperation Contract for Microwave Therapy, dated March 28, 2021, by and between Wu Yumei and Inner Mongolia Rongbin Health Consulting Co., Ltd. (3)
10.14	Cooperation Agreement -Chengheng, dated May 29, 2021, by and between Ordos Xinhai Yihecheng Mengzhongyi Hospital and Longduoduo Health Technology Co., Ltd. (3)
21.1	List of Company Subsidiaries (1)
23.1	Consent of Independent Registered Public Accounting Firm *
23.2	Consent of Chen-Drake Law. is included in Exhibit 5.1 (1)
107	Filing Fee Table (3)

*	Filed herewith
(1)	Incorporated by reference to the Exhibits to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 10, 2021.
(2)	Incorporated by reference to the Exhibits to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 21, 2022.
(3)	Incorporated by reference to the Exhibits to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 18, 2022.
(4)	Incorporated by reference to the Exhibits to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 8, 2022.